Filed Pursuant to Rule 424(b)(3)

File Number 333-169119

Pricing Supplement to the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011

$90,000,000

iPath® Long Enhanced S&P 500 VIX Mid-Term FuturesTM ETN (II)

The iPath® Long Enhanced S&P 500 VIX Mid-Term FuturesTM Exchange Traded Notes (II) (the “ETNs”) that Barclays Bank PLC may issue from time to time are linked to a leveraged participation in the performance of the S&P 500® VIX Mid-Term FuturesTM Total Return Index (the “Index”). The ETNs do not pay any interest during their term and do not guarantee any return of principal at maturity or upon redemption. Instead, you will receive a cash payment in U.S. dollars at maturity or upon redemption based on a leveraged participation in the performance of the Index, less a daily financing charge and less a daily investor fee (each of which accrues over time through the calculation of the financing level) (and, in the case of holder redemption, less a redemption charge) applied by Barclays Bank PLC, as described further herein. In addition, the ETNs will be automatically redeemed if an automatic termination event occurs, which will be triggered if the intraday indicative note value (as defined below) is less than or equal to $10.00 for each ETN. The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN: $30

Inception and Issue Dates: The ETNs were first sold on July 8, 2011 (the “inception date”) and were first issued on July 13, 2011 (the “issue date”).

Maturity Date: July 12, 2021.

Secondary Market, CUSIP Number and ISIN: We have listed the ETNs on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol “VZZB”. The CUSIP number for the ETNs is 06741K106, and the ISIN is US06741K1060. If an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market

Underlying Index: The return on the ETNs is linked to a leveraged participation in the performance of the Index. The Index is designed to reflect the returns that are potentially available through an unleveraged investment in four-, five-, six- and seven-month futures contracts (“VIX futures”) on the CBOE Volatility Index® (the “VIX Index”) that targets a constant weighted average futures maturity of five months. The calculation of the spot level of the VIX Index is based on prices of put and call options on the S&P 500® Index. VIX futures reflect the implied volatility of the S&P 500® Index at various points along the volatility forward curve and provide investors the ability to invest in forward volatility based on their view of the future direction of movement of the VIX Index. The Index was created by Standard & Poor’s Financial Services LLC (“S&P” or the “index sponsor”). The index sponsor calculates the level of the Index daily when the Chicago Board Options Exchange, Incorporated (the “CBOE”) is open (excluding holidays and weekends) and publishes it on the Bloomberg page “SPVXMTR Index” as soon as practicable thereafter.

Payment at Maturity: If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars in an amount equal to the closing indicative note value on the final valuation date.

Closing Indicative Note Value: The closing indicative note value for each ETN on the initial valuation date will equal $30. On any subsequent calendar day until maturity or redemption of the ETNs, the closing indicative note value for each ETN will equal (a) the long index amount on such calendar day minus (b) the financing level on such calendar day; provided that if such calculation results in a negative value, the closing indicative note value will be $0.

Long Index Amount: On the initial valuation date, the long index amount for each ETN will equal $60, or two times the principal amount per ETN. On any subsequent calendar day until maturity or redemption of the ETNs, the long index amount for each ETN will equal the product of (a) the long index amount on the initial valuation date times (b) the index performance factor on such calendar day.

Index Performance Factor: The index performance factor on the initial valuation date will equal 1. On any subsequent calendar day until maturity or redemption of the ETNs, the index performance factor will equal (a) the closing level of the Index on such calendar day (or, if such calendar day is not an index business day, the closing level of the Index on the immediately preceding index business day) divided by (b) the closing level of the Index on the initial valuation date.

Financing Level: On the initial valuation date, the financing level for each ETN will equal $30. On any subsequent calendar day until maturity or redemption of the ETNs, the financing level for each ETN will equal the sum of (a) the financing level on the immediately preceding calendar day plus (b) the daily financing charge plus (c) the daily investor fee.

Daily Financing Charge: On the initial valuation date, the daily financing charge for each ETN will equal $0. On any subsequent calendar day until maturity or redemption of the ETNs, the daily financing charge for each ETN will equal the product of (a) the financing level on the immediately preceding calendar day times (b) the financing rate divided by (c) 360. Because the daily investor fee accrues as part of the financing level and the daily financing charge is calculated on the basis of the financing level, a portion of the daily financing charge will reflect the incremental increase of the financing level attributable to the accrued daily investor fee.

Financing Rate: The financing rate will equal the sum of (a) 0.89% plus (b) the most recent 3-month London InterBank Offered Rate (LIBOR) fixing for U.S. dollars effective on the immediately preceding business day, as published by the British Bankers’ Association (the “3-month LIBOR rate”). The fixing is conducted each day at 11:00 a.m. (London time) and published on Bloomberg page “US0003M Index”.

Daily Investor Fee: On the initial valuation date, the daily investor fee for each ETN will equal $0. On any subsequent calendar day until maturity or redemption of the ETNs, the daily investor fee for each ETN will equal the product of (a) the closing indicative note value on the immediately preceding calendar day times (b) the fee rate divided by (c) 365. Because the daily investor fee is calculated as part of the financing level, through which it is subtracted from the closing indicative note value on a daily basis, the net effect of the daily investor fee accumulates over time and is subtracted at a rate per year equal to 0.89%. In addition, as described above, a portion of the daily financing charge will reflect the incremental increase of the financing level attributable to the accrued daily investor fee.

Fee Rate: The fee rate for the ETNs is 0.89%.

Cover Page, continued

Holder Redemption: Subject to the notification requirements described below, you may redeem your ETNs on any redemption date during the term of the ETNs, subject to an intervening automatic termination event. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative note value of your ETNs on the applicable valuation date minus the redemption charge. You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. In order to redeem your ETNs on a redemption date, you must deliver a notice of holder redemption to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date and follow the procedures set forth under “Specific Terms of the ETNs—Redemption Procedures”. If you fail to comply with these procedures, your notice will be deemed ineffective.

Issuer Redemption: We may redeem the ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative note value on the applicable valuation date.

Redemption Date: In the case of holder redemption, a redemption date for the ETNs is the third business day following each valuation date (other than the final valuation date). The final redemption date for the ETNs will be the third business day following the valuation date that is immediately prior to the final valuation date. In the case of issuer redemption, the redemption date for the ETNs is the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

Redemption Charge: The redemption charge is a one-time charge imposed upon holder redemption and is equal to 0.05% times the closing indicative note value on the applicable valuation date. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be greater or less than such costs.

Automatic Termination Event: We will automatically redeem your ETNs (in whole only, but not in part) if, on any valuation date prior to or on the final valuation date, the intraday indicative note value is less than or equal to 33.33% of the principal amount per ETN, or $10.00 for each ETN. We will redeem your ETNs on the automatic redemption date and will deliver a notice of redemption to The Depository Trust Company (“DTC”) in the form attached as Annex C that will specify such date. Upon such redemption, you will receive a cash payment equal to the automatic redemption value. If periods of low market volatility occur during the term of your ETNs, the level of the Index may decrease at a precipitous rate, which may result in the triggering of an automatic termination event.

Automatic Termination Date: An automatic termination date is any valuation date on which an automatic termination event occurs.

Automatic Redemption Date: An automatic redemption date will be the fifth business day following the automatic termination date; provided that if calculation of the automatic redemption value is postponed as a result of a market disruption event, the automatic redemption date will be the fifth business day after the automatic redemption value is calculated.

Automatic Redemption Value: The automatic redemption value will be equal to the closing indicative note value on the automatic termination date. The automatic redemption value shall not be greater than 33.33% of the principal amount per ETN, or $10.00 for each ETN, and shall not be less than $0 per ETN.

Intraday Indicative Note Value: The intraday indicative note value for each ETN on any trading day until maturity or redemption of the ETNs will equal (a) the intraday long index amount minus (b) the financing level on the immediately preceding calendar day; provided that if such calculation results in a negative value, the intraday indicative note value will be $0. The intraday indicative note value will be published by NYSE Arca every 15 seconds on each trading day under the ticker symbol “VZZB.IV”. As the intraday indicative note value is calculated using the financing level as of the close of the immediately preceding calendar day, the intraday indicative note value published at any time during a given trading day will not reflect the applicable daily financing charge or daily investor fee that may have accrued over the course of such trading day.

Intraday Long Index Amount: The intraday long index amount on any trading day will equal the product of (a) two times (b) the principal amount per ETN times (c) the intraday index performance factor.

Intraday Index Performance Factor: The intraday index performance factor on any trading day will equal (a) the most recently published level of the Index divided by (b) the closing level of the Index on the initial valuation date.

Because your investment in the ETNs is leveraged, any decrease in the level of the Index underlying your ETNs will result in a significantly greater decrease in the repayment amount, and you may receive less than your original investment in the ETNs at maturity or upon redemption. Moreover, because the daily financing charge and the daily investor fee (and, in the case of holder redemption, the redemption charge) may substantially reduce the amount of your return at maturity or upon redemption, the level of the Index underlying your ETNs must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the level of the Index decreases or does not increase sufficiently to offset the negative effect of the daily financing charge and the daily investor fee (and, in the case of holder redemption, the redemption charge), you will receive less than the principal amount of your investment at maturity or upon redemption.

If the level of the Index decreases sufficiently to trigger an automatic termination event, your ETNs will be automatically redeemed at the automatic redemption value, which is calculated after the close of business on the automatic termination date; therefore, the payment you receive on the automatic redemption date may be less than the intraday indicative note value at the time of the automatic termination event. Following the calculation of the automatic redemption value, you will not benefit from any subsequent increase in the Index level.

Business Day: A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

Valuation Date: A valuation date means each trading day from July 8, 2011 to July 2, 2021, subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to July 8, 2011 as the “initial valuation date” and July 2, 2021 as the “final valuation date”.

Trading Day: A trading day with respect to the ETNs is a day on which (1) it is an index business day and (2) trading is generally conducted on the NYSE Arca, in each case as determined by the calculation agent in its sole discretion.

Index Business Day: An index business day is a day on which (1) it is a business day in New York City and (2) trading is generally conducted on the CBOE.

Cover Page, continued

Sale to Public: We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. BlackRock Investments, LLC, a member of the Financial Industry Regulatory Authority, Inc., may receive a portion of the investor fee. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

You may lose some or all of your principal if you invest in the ETNs. Any payment on the ETNs at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. See “Risk Factors” beginning on page PS-13 of this pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Patent pending

Pricing Supplement dated May 10, 2012

Issued in denominations of $30

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-13
THE INDEX	PS-25
VALUATION OF THE ETNs	PS-34
SPECIFIC TERMS OF THE ETNs	PS-36
CLEARANCE AND SETTLEMENT	PS-42
USE OF PROCEEDS AND HEDGING	PS-42
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-43
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-46
NOTICE OF REDEMPTION	A-1
CONFIRMATION OF REDEMPTION	B-1
REDEMPTION NOTICE FOR AUTOMATIC TERMINATION EVENT	C-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-6
DESCRIPTION OF MEDIUM-TERM NOTES	S-32
TERMS OF THE NOTES	S-38
INTEREST MECHANICS	S-45
CERTAIN FEATURES OF THE NOTES	S-48
DESCRIPTION OF UNIVERSAL WARRANTS	S-57
TERMS OF THE WARRANTS	S-62
CERTAIN FEATURES OF THE WARRANTS	S-66
REFERENCE ASSETS	S-72
CLEARANCE AND SETTLEMENT	S-114
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-120
PLAN OF DISTRIBUTION	S-122
USE OF PROCEEDS AND HEDGING	S-131
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-132
VALIDITY OF SECURITIES	S-147

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
CLEARANCE AND SETTLEMENT	32
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	42
DESCRIPTION OF SHARE CAPITAL	48
TAX CONSIDERATIONS	49
PLAN OF DISTRIBUTION	68
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	71
WHERE YOU CAN FIND MORE INFORMATION	72
FURTHER INFORMATION	72
VALIDITY OF SECURITIES	72
EXPERTS	72
EXPENSES OF ISSUANCE AND DISTRIBUTION	73

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the iPath® Long Enhanced S&P 500 VIX Mid-Term FuturesTM ETNs (II) (the “ETNs”) linked to a leveraged participation in the performance of the S&P 500 VIX Mid-Term FuturesTM Index Excess Return (the “Index”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 31, 2010, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated May 27, 2011, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs.

This section summarizes the following aspects of the ETNs:

•	What are the ETNs and how do they work?

•	How do you redeem your ETNs?

•	What are some of the risks of the ETNs?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are uncollateralized debt obligations of Barclays Bank PLC (the “Issuer”) and are linked to a leveraged participation in the performance of the Index over the term of the ETNs. Accordingly, the ETNs generally appreciate in value as the level of the Index increases, provided such increase is sufficient to offset the negative effect of the daily financing charge and the daily investor fee (and, in the case of holder redemption, a redemption charge).

The ETNs seek to approximate the returns that might be available to investors through a leveraged “long” investment in the Index (for example, through a position in the futures contracts underlying the Index fully collateralized by short-term U.S. Treasury obligations). A leveraged “long” investment strategy involves the practice of borrowing money from a third party lender at an agreed-upon rate of interest and using the borrowed money together with investor capital to purchase assets. A leveraged long investment strategy terminates with the sale of the underlying assets and repayment of the third party lender, provided that the proceeds of the sale of underlying assets are sufficient to repay the loan. By implementing a leveraged strategy, the leveraged investor seeks to benefit from an anticipated increase in the value of the assets between the purchase and sale of such assets, and assumes that the increase in value of the underlying assets will exceed the cumulative interest due to the third party lender over the term of the loan. A leveraged investor will incur a loss if the value of the assets does not increase sufficiently to cover payment of the interest charges.

In order to seek to replicate a leveraged “long” investment strategy in the Index, the terms of the ETNs provide that, on each valuation date following the initial valuation date, an amount equal to the applicable closing indicative note value on the immediately preceding valuation date (“$x”) is leveraged through a notional loan of an amount equal to the applicable financing level on the immediately preceding valuation date (“$y”). Investors are thus considered to have notionally borrowed $y, which, together with the initial $x investment, represents a notional investment of $x + $y (represented by the long index amount) in the Index on the relevant valuation date. During the term of your ETNs, the leveraged portion of the notional investment, $y (represented by the financing level), accrues a daily financing charge for the benefit of the Issuer, the cumulative effect of which is reflected, together with the applicable daily investor fee, in the applicable “financing level”. The daily financing charge seeks to represent the amount of interest, calculated by reference to the applicable “financing rate”, that leveraged investors might incur if they sought to borrow funds at a similar rate from a third party lender. A portion of the daily financing charge also reflects the incremental increase of the financing level attributable to the accrued daily investor fee. Upon maturity or redemption, the investment in the Index is notionally sold at the then current value of Index, and the investor then notionally repays the Issuer an amount equal to the principal of the notional loan plus accrued interest and investor fees. The payment at maturity or redemption under the ETNs, therefore, generally represents the profit or loss that the investor would receive by applying a leveraged “long” investment strategy, after taking into account, and making assumptions for, the accrued financing charges that are commonly present in such leveraged “long” investment strategies, as well as applicable investor fees. In order to mitigate the risk to the Issuer that the value of the ETNs equals a negative value an automatic early termination of the ETNs is provided for under the automatic termination event provisions hereunder.

The Index is designed to reflect the returns that are potentially available through an unleveraged investment in four-, five-, six- and seven-month futures contracts on the VIX Index (“VIX futures”). VIX futures reflect implied volatility of the S&P 500 Index at various points along the volatility forward curve. The VIX Index is calculated based on the prices of put and call options on the S&P 500® Index. Futures on the VIX Index provide investors the ability to invest in forward volatility based on their view of the future direction or movement of the VIX Index. The Index is calculated based on the strategy of continuously owning a rolling portfolio of four-, five-, six- and seven-month VIX futures to target a constant weighted average futures maturity of five months. The index sponsor calculates the level of the Index on each index business day and publishes it on the Bloomberg page “SPVXMTR Index” as soon as practicable thereafter.

Inception, Issuance and Maturity

The inception date is July 8, 2011. The ETNs were first issued on July 13, 2011, and are due on July 12, 2021.

Payment at Maturity or Upon Early Redemption

If you or we have not previously redeemed your ETNs and an automatic termination event has not occurred, you will receive a cash payment in U.S. dollars at maturity per ETN in an amount equal to the closing indicative note value on the final valuation date.

Up to the valuation date immediately preceding the final valuation date, you may, subject to the occurrence of an intervening automatic termination event and certain other restrictions, redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 25,000 of the ETNs for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs on a redemption date, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative note value on the applicable valuation date minus the redemption charge.

Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative note value on the applicable valuation date.

A “redemption date” is:

•

in the case of holder redemption, the third business day following a valuation date (other than the final valuation date). The final redemption date of the ETNs will be the third business day following the valuation date that is immediately prior to the final valuation date; and

•

in the case of issuer redemption, the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

The “redemption charge” is a one-time charge imposed upon holder redemption and is equal to 0.05% times the closing indicative note value on the applicable valuation date. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be greater or less than such costs.

Payment Upon the Occurrence of an Automatic Termination Event

We will automatically redeem your ETNs (in whole only, but not in part) if, on any valuation date prior to or on the final valuation date, the intraday indicative note value is less than or equal to 33.33% of the principal amount per ETN, or $10.00 for each ETN. We will redeem your ETNs on the automatic redemption date and deliver a notice of redemption to the Depository Trust Company (“DTC”) in the form attached as Annex C specifying such date. Upon such redemption, you will receive a cash payment equal to the automatic redemption value per ETN.

An “automatic termination date” is any valuation date on which an automatic termination event occurs.

An “automatic redemption date” will be the fifth business day following the automatic termination date; provided that if the calculation of the automatic redemption value is postponed as a result of a market disruption event, the automatic redemption date will be the fifth business day after the automatic redemption value is calculated.

The “automatic redemption value” will be equal to the closing indicative note value on the automatic termination date. The automatic redemption value shall not be greater than 33.33% of the principal amount per ETN, or $10.00 for each ETN, and shall not be less than $0 per ETN.

The “closing indicative note value” for each ETN will equal $30 on the initial valuation date. On each subsequent calendar day until maturity or holder redemption or issuer redemption (together, “early redemption”) of the ETNs, the closing indicative note value for each ETN will equal (a) the long index amount on such calendar day minus (b) the financing level on such calendar day; provided that if such calculation results in a negative value, the closing indicative note value will be $0. The closing indicative note value will be published by NYSE Arca on each valuation date under the ticker symbol “VZZB.RDNV”.

The “long index amount” for each ETN will equal $60, or two times the principal amount per ETN, on the initial valuation date. On any subsequent calendar day until maturity or redemption of the ETNs, the long index amount for each ETN will equal the product of (a) the long index amount on the initial valuation date times (b) the index performance factor on such calendar day. The long index amount will be published by NYSE Arca on each valuation date under the ticker symbol “VZZB.IXNV”.

The “index performance factor” on the initial valuation date will equal 1. On any subsequent calendar day until maturity or redemption of the ETNs, the index performance factor will equal (a) the closing level of the Index on such calendar day (or, if such calendar day is not an index business day, the closing level of the Index on the immediately preceding index business day) divided by (b) the closing level of the Index on the initial valuation date.

The “financing level” for each ETN will equal $30 on the initial valuation date. On any subsequent calendar day until maturity or redemption of the ETNs, the financing level for each ETN will equal the sum of (a) the financing level on the immediately preceding calendar day plus (b) the daily financing charge plus (c) the daily investor fee. The financing level will be published by NYSE Arca on each valuation date under the ticker symbol “VZZB.FLNV”.

The “daily financing charge” for each ETN will equal $0 on the initial valuation date. On any subsequent calendar day until maturity or redemption of the ETNs, the daily financing charge for each ETN will equal the product of (a) the financing level on the immediately preceding calendar day times (b) the financing rate divided by (c) 360. Because the daily investor fee accrues as part of the financing level and the daily financing charge is calculated on the basis of the financing level, a portion of the daily financing charge will reflect the incremental increase of the financing level attributable to the accrued daily investor fee.

The “financing rate” will equal the sum of (a) 0.89% plus (b) the most recent 3-month London InterBank Offered Rate (LIBOR) fixing for U.S. dollars effective on the immediately preceding business day, as published by the British Bankers’ Association (the “3-month LIBOR rate”). The fixing is conducted each day at 11:00 a.m. (London time) and published on Bloomberg page “US0003M Index”.

The “daily investor fee” for each ETN will equal $0 on the initial valuation date. On any subsequent calendar day until maturity or redemption of the ETNs, the daily investor fee for each ETN will equal the product of (a) the closing indicative note value on the immediately preceding calendar day times (b) the fee rate divided by (c) 365. Because the daily investor fee is calculated as part of the financing level, through which it is subtracted from the closing indicative note value on a daily basis, the net effect of the daily investor fee accumulates over time and is subtracted at a rate per year equal to 0.89%. In addition, as described above, a portion of the daily financing charge will reflect the incremental increase of the financing level attributable to the accrued daily investor fee.

The “fee rate” for the ETNs is 0.89%.

The “intraday indicative note value” for each ETN on any trading day until maturity or redemption of the ETNs will equal (a) the intraday long index amount minus (b) the financing level on the immediately preceding calendar day; provided that if such calculation results in a negative value, the intraday indicative note value will be $0. The intraday indicative note value will be published by NYSE Arca every 15 seconds on each trading day under the ticker symbol “VZZB.IV”. As the intraday indicative note value is calculated using the financing level as of the close of the immediately preceding calendar day, the intraday indicative note value published at any time during a given trading day will not reflect the applicable daily financing charge or daily investor fee that may have accrued over the course of such trading day.

The “intraday long index amount” will equal the product of (a) two times (b) the principal amount per ETN times (c) the intraday index performance factor.

The “intraday index performance factor” on any trading day will equal (a) the most recently published level of the Index divided by (b) the closing level of the Index on the initial valuation date.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

A “valuation date” means each trading day from July 8, 2011 to July 2, 2021, subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to July 8, 2011 as the “initial valuation date” and July 2, 2021 as the “final valuation date”.

A “trading day” with respect to the ETNs is a day on which (1) it is an index business day and (2) trading is generally conducted on the NYSE Arca, in each case as determined by the calculation agent in its sole discretion.

An “index business day” is a day on which (1) it is a business day in New York City and (2) trading is generally conducted on the CBOE.

We will not pay you interest during the term of the ETNs.

For a further description of how your payment at maturity will be calculated, see “Hypothetical Examples” and “Specific Terms of the ETNs” in this pricing supplement.

Because your investment in the ETNs is leveraged, any decrease in the level of the Index underlying your ETNs will result in a significantly greater decrease in the repayment amount, and you may receive less than your original investment in the ETNs at maturity or upon redemption. Moreover, because the effect of the daily financing charge and the daily investor fee (and, in the case of holder redemption, the redemption charge) may substantially reduce the amount of your return at maturity or upon redemption, the level of the Index underlying your ETNs must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the level of the Index decreases or does not increase sufficiently to offset the negative effect of the daily financing charge and the daily investor fee (and, in the case of holder redemption, the redemption charge), you will receive less than the principal amount of your investment at maturity or upon redemption.

If the level of the Index decreases sufficiently to trigger an automatic termination event, your ETNs will be automatically redeemed at the automatic redemption value, which is calculated after the close of business on the automatic termination date; therefore, the payment you receive on the automatic redemption date may be less than the intraday indicative note value at the time of the automatic termination event. Following the calculation of the automatic redemption value, you will not benefit from any subsequent increase in the Index level.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price per ETN equal to the applicable closing indicative note value on the applicable valuation date, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable. Additionally, if an automatic termination event occurs between the time at which you deliver a notice of redemption to us and the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and your ETNs will be automatically redeemed on the automatic redemption date at an amount equal to the automatic redemption value.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment and Potential Negative Effects of Leverage—Because your investment in the ETNs is leveraged, any decrease in the level of the Index underlying your ETNs will result in a significantly greater decrease in the repayment amount and may result in a payment at maturity or upon early redemption that is less than your original investment or may result in an automatic redemption at an amount that is less than your original investment if an automatic termination event occurs. Moreover, if the level of the Index decreases or does not increase sufficiently to offset the negative effect of the daily financing charge and the daily investor fee (and, in the case of holder redemption, the redemption charge), you may receive less than your original investment in the ETNs at maturity or upon redemption.

•

Market and Volatility Risk—The return on the ETNs is linked to the performance of the Index, which in turn is linked to the prices of futures contracts on the VIX Index. The VIX Index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index.

The level of the S&P 500® Index, the prices of options on the S&P 500® Index, and the level of the VIX Index may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of the Index and the value of your ETNs in unforeseeable ways. In addition, as a result of this unpredictability, if the level of the Index decreases sharply, an automatic termination event may be triggered in an accelerated manner. If periods of low market volatility occur during the term of your ETNs, the level of the Index may decrease at a precipitous rate, which may result in the triggering of an automatic termination event.

•	No Interest Payments—You will not receive any periodic interest payments on the ETNs.

•

A Trading Market for the ETNs May Not Exist—Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions in the ETNs. If they do, however, they are not required to do so and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

•

Issuer Redemption—Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after the inception date until and including maturity.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•	You are willing to accept the risk of fluctuations in volatility in general and in the prices of futures contracts on the VIX Index in particular;

•	You are willing to accept the risk of a leveraged investment in general and of a leveraged investment linked to the Index in particular;

•	You are willing to accept the risk of an investment linked to the performance of forward implied volatility of the S&P 500® Index;

•	You are willing to hold securities that are subject to the issuer redemption right on or after the inception date;

•

You are willing to accept the risk of an investment that features an automatic termination event that results in an automatic redemption of the ETNs if the intraday indicative note value is equal to or less than $10.00 per ETN and, in particular, the risk associated with such event occurring unexpectedly at some point over the term of the ETNs in light of the volatility of the Index;

•

You believe the level of the Index underlying your ETNs will increase by an amount sufficient to offset the effect of the daily financing charge and the daily investor fee (and, in the case of holder redemption, the redemption charge) during the term of the ETNs;

•	You do not seek current income from this investment;

•	You do not seek a guaranteed return of principal; and

•	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the ETNs.

The ETNs may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in volatility in general and in the prices of futures contracts on the VIX Index in particular;

•	You are not willing to be exposed to a leveraged investment in general or to a leveraged investment linked to the Index in particular;

•	You are not willing to accept the risk of an investment linked to the performance of forward implied volatility of the S&P 500® Index;

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings;

•	You are not willing to hold securities that are subject to the issuer redemption right on or after the inception date;

•

You are not willing to accept the risk of an investment that features an automatic termination event that results in an automatic redemption of the ETNs if the intraday indicative note value is equal to or less than $10.00 per ETN and, in particular, the risk associated with such event occurring unexpectedly at some point over the term of the ETNs in light of the volatility of the Index;

•

You believe the level of the Index underlying your ETNs will increase or will not decrease by an amount sufficient to offset the effect of the daily financing charge and the daily investor fee (and, in the case of holder redemption, the redemption charge) during the term of the ETNs;

•	You seek current income from this investment;

•	You seek a guaranteed return of principal; or

•	You are not comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the ETNs.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the ETNs, by purchasing the ETNs you agree to treat the ETNs for all U.S. federal income tax purposes as a pre-paid executory contract with respect to the Index. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

The U.S. federal income tax consequences of your investment in the ETNs are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the ETNs as described above. However, it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for your ETNs, see “Material U.S. Federal Income Tax Considerations” below.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720, as administered by the Financial Industry Regulatory Authority (“FINRA”). As a result of Barclays Bank PLC’s ownership interest in BlackRock, Inc., BlackRock Investments, LLC, is also deemed to have a conflict of interest within the meaning of NASD Rule 2720 in relation to this offering of ETNs. Consequently, this offering is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). For more information, please refer to “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement with respect to Barclays Capital Inc. and to “Supplemental Plan of Distribution—Conflict of Interest” in this pricing supplement with respect to BlackRock Investments, LLC.

Hypothetical Examples

The following hypothetical examples show how the ETNs might have performed based on the performance of the Index as applied to four hypothetical periods of ten years, each presented on an annual basis. The hypothetical examples illustrate the effect of a leveraged investment in the Index and the impact, on an annual accrued basis, of the daily financing charge and the daily investor fee on the payment at maturity or upon redemption. The examples also illustrate the effect of the redemption charge applied in connection with a holder redemption of the notes. The figures presented in these hypothetical examples are intended to reflect the prevailing value of each relevant ETN term as of the relevant numbered anniversary date of the ETNs following the initial valuation date (indicated in Column A of each hypothetical example as “Year 0”).

As described in “Specific Terms of the ETNs” in this pricing supplement, a portion of the annual financing charges presented in the hypothetical examples reflects the incremental increase of the financing level attributable to the accrued daily investor fee.

The hypothetical examples in this section do not take into account the effects of applicable taxes. The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances. Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index components or the Index.

These hypothetical examples are provided for illustrative purposes only. Past performance of the Index and the hypothetical performance of the ETNs is not indicative of the future results of the Index or the ETNs.

Hypothetical Examples

Example 1:

In the following hypothetical example, the Index level increased by 3.00% per annum from a level of 10,000.00 (the initial Index level for purposes of this example) to a final Index level of 13,439.16 at maturity. In this example, we assume a constant financing rate of 1.00% throughout the term of the ETNs.

A	B	C	D	E	F	G	H	I
Year	Index Level	Index Performance Factor	Long Index Amount	Annual Investor Fees	Annual Financing Charges	Financing Level	Closing Indicative Note Value	Redemption Value
		B / Initial Index Level	Initial Long Index Amount × C	Annual Total	Annual Total	Running Total	D – G	H × (1-0.05%)
0	10,000.00	1.0000	$60.00	$0.00	$0.00	$30.00	$30.00	N/A
1	10,300.00	1.0300	$61.80	$0.26	$0.31	$30.57	$31.23	$31.21
2	10,609.00	1.0609	$63.65	$0.28	$0.31	$31.16	$32.49	$32.48
3	10,927.27	1.0927	$65.56	$0.29	$0.32	$31.77	$33.80	$33.78
4	11,255.09	1.1255	$67.53	$0.30	$0.33	$32.39	$35.14	$35.12
5	11,592.74	1.1593	$69.56	$0.31	$0.33	$33.03	$36.52	$36.51
6	11,940.52	1.1941	$71.64	$0.32	$0.34	$33.69	$37.95	$37.93
7	12,298.74	1.2299	$73.79	$0.33	$0.35	$34.37	$39.42	$39.40
8	12,667.70	1.2668	$76.01	$0.35	$0.35	$35.07	$40.93	$40.91
9	13,047.73	1.3048	$78.29	$0.36	$0.36	$35.79	$42.49	$42.47
10	13,439.16	1.3439	$80.63	$0.38	$0.37	$36.54	$44.10	N/A

Annualized Index Return:			3.00%		Total Return on the Index:			34.39%
Annualized Return on the ETNs:			3.93%		Total Return on the ETNs:			46.99%

Hypothetical Examples

Example 2:

In the following hypothetical example, the Index level decreased by 2.00% per annum from a level of 10,000.00 on the initial valuation date of the ETNs (the initial Index level for purposes of this example) to a level of 8,337.48 as of the end of the ninth year following the initial valuation date. The Index level subsequently continued to decrease by such an extent that an automatic termination event occurred on the 183rd calendar day of the tenth year following the initial valuation date. At the time of the hypothetical automatic termination event, the intraday Index level had decreased by 19.40% from the initial Index level. At the close of the automatic termination date, the Index level had decreased a further 0.12% from the prevailing intraday Index level at the time the automatic termination event occurred.

In this example, we assume a constant financing rate of 2.00% throughout the term of the ETNs.

A	B	C	D	E	F	G	H	I
Year	Index Level	Index Performance Factor	Long Index Amount	Annual Investor Fees	Annual Financing Charges	Financing Level	Closing Indicative Note Value	Redemption Value
		B / Initial Index Level	Initial Long Index Amount × C	Annual Total	Annual Total	Running Total	D – G	H × (1-0.05%)
0	10,000.00	1.0000	$60.00	$0.00	$0.00	$30.00	$30.00
1	9,800.00	0.9800	$58.80	$0.26	$0.62	$30.88	$27.92	$27.91
2	9,604.00	0.9604	$57.62	$0.25	$0.64	$31.76	$25.86	$25.85
3	9,411.92	0.9412	$56.47	$0.23	$0.65	$32.64	$23.83	$23.82
4	9,223.68	0.9224	$55.34	$0.21	$0.67	$33.52	$21.82	$21.81
5	9,039.21	0.9039	$54.24	$0.19	$0.69	$34.40	$19.84	$19.83
6	8,858.42	0.8858	$53.15	$0.17	$0.71	$35.28	$17.87	$17.86
7	8,681.26	0.8681	$52.09	$0.16	$0.72	$36.16	$15.93	$15.92
8	8,507.63	0.8508	$51.05	$0.14	$0.74	$37.04	$14.01	$14.00
9	8,337.48	0.8337	$50.02	$0.12	$0.76	$37.92	$12.10	$12.10

Year	Intraday Index Level	Intraday Index Performance Factor	Intraday Long Index Amount	Investor Fees YTD	Financing Charges YTD	Financing Level	Intraday Indicative Note Value	Redemption Value
Intraday on Day 183 of Year 10	8,060.25	0.8060	$48.36	$0.06	$0.38	$38.36	$10.00	N/A

Year	Index Level	Index Performance Factor	Long Index Amount	Investor Fees YTD	Financing Charges YTD	Financing Level	Closing Indicative Note Value	Automatic Redemption Value
Close on Day 183 of Year 10	8,050.25	0.8060	$48.36	$0.06	$0.38	$38.36	$9.94	$9.94

Annualized Index Return:			-2.26%		Total Return on the Index:			-19.50%
Annualized Return on the ETNs:			-10.94%		Total Return on the ETNs:			-66.87%

Hypothetical Examples

Example 3:

In the following hypothetical example, the Index level increased by 3.00% per annum from a level of 10,000.00 (the initial Index level for purposes of this example) to a final Index level of 13,439.16 at maturity as in Example 1, but we show the potential effect of a higher financing rate equal to 3.00% throughout the term of the ETNs.

A	B	C	D	E	F	G	H	I
Year	Index Level	Index Performance Factor	Long Index Amount	Annual Investor Fees	Annual Financing Charges	Financing Level	Closing Indicative Note Value	Redemption Value
		B / Initial Index Level	Initial Long Index Amount × C	Annual Total	Annual Total	Running Total	D – G	H × (1-0.05%)
0	10,000.00	1.0000	$60.00	$0.00	$0.00	$30.00	$30.00	N/A
1	10,300.00	1.0300	$61.80	$0.26	$0.93	$31.19	$30.61	$30.59
2	10,609.00	1.0609	$63.65	$0.27	$0.97	$32.43	$31.22	$31.21
3	10,927.27	1.0927	$65.56	$0.27	$1.01	$33.71	$31.86	$31.84
4	11,255.09	1.1255	$67.53	$0.28	$1.05	$35.03	$32.50	$32.48
5	11,592.74	1.1593	$69.56	$0.28	$1.09	$36.40	$33.16	$33.14
6	11,940.52	1.1941	$71.64	$0.29	$1.13	$37.82	$33.82	$33.80
7	12,298.74	1.2299	$73.79	$0.29	$1.17	$39.29	$34.50	$34.49
8	12,667.70	1.2668	$76.01	$0.30	$1.22	$40.81	$35.20	$35.18
9	13,047.73	1.3048	$78.29	$0.31	$1.26	$42.38	$35.91	$35.89
10	13,439.16	1.3439	$80.63	$0.31	$1.32	$44.01	$36.63	N/A

Annualized Index Return:			3.00%		Total Return on the Index:			34.39%
Annualized Return on the ETNs:			2.02%		Total Return on the ETNs:			22.09%

Hypothetical Examples

Example 4:

In the following hypothetical example, the Index level increased by 3.00% per annum from a level of 10,000.00 (the initial Index level for purposes of this example) to a final Index level of 13,439.16 at maturity as in Example 1, but we show the potential effect of a higher financing rate equal to 6.00% throughout the term of the ETNs. This hypothetical example demonstrates that even if the Index level increases during the term of the ETNs, the effect, on an accrued basis, of the daily financing charge and the daily investor fee may result in a negative return on the ETNs.

A	B	C	D	E	F	G	H	I
Year	Index Level	Index Performance Factor	Long Index Amount	Annual Investor Fees	Annual Financing Charges	Financing Level	Closing Indicative Note Value	Redemption Value
		B / Initial Index Level	Initial Long Index Amount × C	Annual Total	Annual Total	Running Total	D – G	H × (1-0.05%)
0	10,000.00	1.0000	$60.00	$0.00	$0.00	$30.00	$30.00	N/A
1	10,300.00	1.0300	$61.80	$0.26	$1.89	$32.15	$29.65	$29.64
2	10,609.00	1.0609	$63.65	$0.25	$2.03	$34.43	$29.22	$29.21
3	10,927.27	1.0927	$65.56	$0.25	$2.17	$36.85	$28.72	$28.70
4	11,255.09	1.1255	$67.53	$0.24	$2.32	$39.41	$28.12	$28.11
5	11,592.74	1.1593	$69.56	$0.24	$2.48	$42.13	$27.43	$27.41
6	11,940.52	1.1941	$71.64	$0.23	$2.66	$45.02	$26.63	$26.61
7	12,298.74	1.2299	$73.79	$0.22	$2.83	$48.07	$25.72	$25.71
8	12,667.70	1.2668	$76.01	$0.21	$3.02	$51.31	$24.70	$24.69
9	13,047.73	1.3048	$78.29	$0.20	$3.22	$54.74	$23.55	$23.54
10	13,439.16	1.3439	$80.63	$0.19	$3.45	$58.38	$22.25	N/A

Annualized Index Return:			3.00%		Total Return on the Index:			34.39%
Annualized Return on the ETNs:			-2.94%		Total Return on the ETNs:			-25.82%

RISK FACTORS

The ETNs are unsecured indebtedness of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to leveraged participation in the performance of the Index. Investing in the ETNs is not equivalent to taking direct positions in the futures included in the Index or the Index itself. See “The Index” in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

Leverage Increases the Sensitivity of Your ETNs to Changes in the Value of the Index

Because your investment in the ETNs is leveraged, changes in the level of the Index will have a greater impact on the payout on your ETNs than on a payout on securities that are not so leveraged. In particular, any decrease in the level of the Index will result in a significantly greater decrease in your payment at maturity or upon redemption, and you will suffer losses on your investment in the ETNs substantially greater than you would if your ETNs did not contain a leverage component. Accordingly, as a result of this leverage component and without taking into account the negative effect of the daily financing charge and the daily investor fee, if the level of the Index declines by approximately 33%, the intraday indicative note value of your ETNs would decline by approximately 66% and an automatic termination event will be triggered. If, however, the negative effect of the daily financing charge and the daily investor fee is taken into account in calculating the indicative intraday note value, it is possible that an automatic termination event will be triggered even if the Index has declined by significantly less than 33%. See “Hypothetical Examples—Example 2” on page PS-10 for a hypothetical example where the Index declines by 19.50%, and an automatic termination event is nevertheless triggered.

Unlike Certain Leveraged Exchange Traded Funds, Your ETNs Do Not Include a Daily “Reset” Mechanism, and Accordingly the Daily Performance of the ETNs Does Not Reflect a Compounded Return

Your ETNs operate differently than certain leveraged exchange traded funds (“ETFs”) that have a daily “reset” mechanism that seeks to provide investors in such ETFs a return based on a fixed multiple of the performance of an underlying reference asset on a given day. The “reset” mechanism of such ETFs is applied so that the return on investments in such ETFs will correspond to a fixed multiple (e.g., two times) of the daily return on the underlying reference asset on any given day, before fees and expenses. The reset mechanism of such ETFs has the impact of compounding the performance of the underlying reference asset on a daily basis. This compounding effect can be positive for the investor, particularly if there are consistently positive returns each day for the underlying reference asset.

Your ETNs do not operate in this manner, as they do not have a daily reset mechanism. Nor do your ETNs target a fixed multiple (e.g., two times) of the daily return in the performance of the Index. Instead, your ETNs are designed to target a return before the application of the daily financing charge and daily investor fee of two times the performance of the Index over the term of the ETNs. As a consequence, the daily returns on the performance of the Index are not compounded.

The Ratio Between the Value of Your ETNs and the Notional Exposure of Each ETN to the Index Will Fluctuate During the Term of Your ETNs

As mentioned in the previous risk factor, your ETNs do not incorporate a “reset” mechanism that regularly adjusts the notional exposure to the performance of the Index in order to achieve certain short-term performance characteristics, such as delivering a fixed daily multiple of Index percentage returns. Such “reset” mechanisms typically act to keep a constant ratio between the value of each security and the exposure to the relevant index underlying such security.

Since your ETNs do not “reset” in this manner, the extent to which your ETNs participate in the performance of the Index, as measured by multiples of daily percentage returns or, equivalently, as measured by the ratio between the notional exposure to the performance of the

Index and the value of each ETN, is likely to differ from a multiple of two. Consequently, both on any given day and over longer periods, your investment in the ETNs may underperform compared to a comparable investment where the daily return tracks a multiple of two times the performance of the underlying reference asset. For more information on how you will be able to obtain an indication of the participation of the ETNs in the performance of the Index on a daily basis, see “Valuation of the ETNs—Participation”.

We Will Automatically Redeem Your ETNs if, on Any Valuation Date Prior To or On the Final Valuation Date, the Intraday Indicative Note Value of the ETNs is Less Than or Equal to 33.33% of the Principal Amount per ETN

If, on any valuation date prior to or on the final valuation date, the intraday indicative note value of the ETNs becomes less than or equal to $10.00 per ETN or 33.33% of the principal amount of the ETNs, an automatic termination event will be deemed to have occurred and your ETNs will be automatically redeemed (in whole but not in part) in an amount equal to the automatic redemption value. Upon the occurrence of an automatic termination event, the ETNs will be automatically redeemed even if the intraday indicative note value exceeds $10.00 per ETN at any time after the occurrence of the automatic termination event. The automatic redemption value will be determined by the calculation agent.

An Automatic Termination Event May Occur As a Result of a Precipitous Decrease in Volatility in the U.S. Equity Markets

It is possible that during the term of your ETNs the U.S. equity markets may experience a precipitous decline in volatility and/or experience periods of prolonged stability. In such circumstances, it is expected that the level of the Index would react to such a decrease in volatility by similarly decreasing at a precipitous rate. Therefore, if periods of low market volatility occur during the term of your ETNs, in particular in a period characterized by few market spikes or downturns or stress events, the level of the Index may decrease at a precipitous rate, which may result in triggering an automatic termination event.

We May Redeem the ETNs at Any Time on or after the Inception Date

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. In this scenario, the ETNs will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

If we exercise our right to redeem the ETNs, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the redemption date in a comparable investment. Our right to redeem the ETNs may also adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, following delivery of the issuer redemption notice.

Changes in the Prices of the Futures Contracts Underlying the Index May Result in a Reduced Amount Payable at Maturity or Upon Redemption or an Automatic Termination Event

The Index is composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying asset or for settlement in cash based on the level of the underlying asset. As the futures contracts that comprise the Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. Many of the contracts included in the Index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The existence of contango in the futures markets could result in negative “roll yields”, which could adversely affect the value of the Index and consequently decrease the value of your ETNs. Since your ETNs are linked to a multiple of the performance of the index such negative “roll yield” could adversely affect the performance of your ETNs and, accordingly, decrease the payment you receive at maturity or upon redemption.

Moreover, the effect of roll yield could contribute to the occurrence of an automatic termination event in certain circumstances. VIX futures contracts have frequently exhibited very high contango in the past, resulting in a significant cost to “roll” the futures. If the VIX futures contracts underlying the Index continue to trade in a heavy contango pricing environment, an automatic termination event is likely to occur during the term of your ETNs.

The Occurrence of an Automatic Termination Event May Adversely Affect the Value of, and the Ability to Sell or Redeem, the ETNs

As discussed above, we will automatically redeem your ETNs (in whole but not in part) upon the occurrence of an automatic termination event. The payment you receive following the redemption of your ETNs in this situation will most likely be significantly less than the principal amount of your ETNs and, if the level of the Index continues to decrease precipitously from the occurrence of the automatic termination event to the close of business on the automatic termination date, may equal $0. The automatic redemption of the ETNs upon the occurrence of automatic termination event may adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, following the occurrence of an automatic termination event. Additionally, if you elect to redeem your ETNs and an automatic termination event occurs after your election but prior to the close of business on the applicable valuation date, your election to redeem will be deemed ineffective, and your ETNs will be automatically redeemed on the automatic redemption date at an amount equal to the automatic redemption value.

If an Automatic Termination Event Occurs, Your Payment on the Automatic Redemption Date May Be Less Than the Intraday Indicative Note Value at the Time of the Automatic Termination Event

As discussed above, we will automatically redeem your ETNs (in whole but not in part) if the intraday indicative note value of the ETNs becomes less than or equal to 33.33% of the principal amount of each ETN, or $10.00 per ETN. The intraday indicative note value is published by the NYSE Arca and is based on the latest published level of the Index. It is possible that the market prices of the relevant futures underlying the Index may vary significantly between the time of the automatic termination event and the time the automatic redemption value is calculated after the close of business on the automatic termination date, including potentially as a result of our trading activities or the unwinding of our hedges during this period, as described further in the risk factors “Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in the Equity Securities Underlying the S&P 500® Index or Instruments Linked to the Index, the VIX Index, the S&P 500® Index, or the Equity Securities Underlying the S&P 500® Index May Impair the Market Value of the ETNs, Could Trigger an Automatic Termination Event and, Upon the Occurrence of an Automatic Termination Event, Could Adversely Affect the Automatic Redemption Value of the ETNs” and “Hedging Activities (Including Unwinding of Hedges) by Barclays Bank PLC or Its Affiliates That Involve Trading or Other Transactions in the Equity Securities Underlying the S&P 500® Index or Instruments Linked to the Index, the VIX Index, the S&P 500® Index, or the Equity Securities Underlying the S&P 500® Index May Impair the Market Value of the ETNs, Could Trigger an Automatic Termination Event and, Upon the Occurrence of an Automatic Termination Event, Could Adversely Affect the Automatic Redemption Value of the ETNs”. As a result, you may receive a payment following an automatic termination event that is significantly less than 33.33% of the principal amount of your ETNs. The minimum automatic redemption value is $0 per ETN, meaning that you can lose up to your entire principal amount following the occurrence of an automatic termination event.

Your Payment at Maturity or Upon Redemption Will Be Significantly Reduced by the Effect of the Daily Financing Charge and the Daily Investor Fee (and, in the Case of Holder Redemption, the Redemption Charge), Regardless of the Performance of the Index

Your payment at maturity or upon redemption will be significantly reduced by the effect of the daily financing charge and the daily investor fee (and, in the case of holder redemption, a one-time redemption charge) on the closing indicative note value of the ETNs. Each of the daily investor fee and the daily financing charge accrue on a daily basis during the term of the ETNs through the calculation of the financing level. The net effect of the daily investor fee accumulates over time and is subtracted from the closing indicative note value at a rate per year equal to 0.89%. In addition, because the daily investor fee accrues as part of the financing level and the daily financing charge is calculated on the basis of the financing level, a portion of the daily financing charge will reflect the incremental increase of the financing level attributable to the accrued daily investor fee. The daily financing charge, in turn, has the effect of increasing the financing level throughout the term of the ETNs. As such, the level of the Index must increase significantly in order to offset the effect of the daily financing charge and the daily investor fee (and, in the case of holder redemption, the one-time redemption charge). If the level of the Index does not increase sufficiently, your return at maturity or upon redemption may be less than that of a comparable investment in securities with lower fees and costs and may also be less than the principal amount of your investment in the ETNs.

The Daily Financing Charge and the Daily Investor Fee May Be Greater Than the Charges and Fees You May Accrue in Connection With an Alternative Investment

The closing indicative note value, and therefore your payment at maturity or upon redemption, is reduced by the deduction of the daily financing charge and the daily investor fee (and, in the case of holder redemption, a redemption charge). See “Your Payment at Maturity or Upon Redemption Will Be Significantly Reduced by the Effect of the Daily Financing Charge and the Daily Investor Fee (and, in the Case of Holder Redemption, the Redemption Charge), Regardless of the Performance of the Index” above for more information regarding the calculation of the daily financing charge and the daily investor fee. If the daily financing charge and the daily investor fee (and, in the case of holder redemption, a redemption charge) are greater than the charges and fees you could have otherwise incurred or accrued in connection with an alternative investment in the Index over the same term, your return on the ETNs may be less than your return on such alternative investment.

The Daily Financing Charge May Be Greater Than Financing Costs That You Would Incur If You Borrowed Funds From a Third Party

The daily financing charge seeks to compensate the Issuer for providing investors with the potential to receive a leveraged participation in movements in the level of the Index and is intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the ETNs. However, there is no guarantee that the daily financing charge will correspond to the lowest level of financing costs that may be available to you. Furthermore, a portion of the daily financing charge reflects the incremental amount of the daily investor fee that accrues at the applicable financing rate for purposes of the ETNs. If the cumulative effect of the daily financing charge exceeds the financing costs and any associated fees you may otherwise incur or accrue from borrowing available funds from a third party for the same time period, your return on the ETNs may be less than your return on an investment in a different instrument linked to the performance of the Index where you used funds borrowed on more favorable terms from the third party to leverage your investment in such instrument.

Changes in the 3-Month LIBOR Rate May Affect the Value of Your ETNs

Your payment at maturity or upon redemption will be reduced by the financing level, which is linked, in part, to the 3-month LIBOR rate. As a result, if the 3-month LIBOR rate increases during the term of the ETNs, the financing level will increase at a faster rate, which will reduce the amount payable on your ETNs at maturity or upon redemption and may adversely affect the market value of your ETNs.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. The calculation agent will, among other things, decide the amount of the return paid out to you on the ETNs at maturity, upon early redemption or upon redemption following an automatic termination event and will calculate the intraday indicative note value, the calculation of which determines whether an automatic termination event has occurred. For a more detailed description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs. If events such as these occur, or if the level of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index or to postpone the relevant valuation date or the maturity date. The calculation agent will exercise its judgment when performing its functions. Since determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such determination.

The VIX Index Is a Theoretical Calculation and Is Not a Tradable Index

The VIX Index is a theoretical calculation and cannot be traded on a spot price basis. The settlement price at maturity of the VIX futures contained in the Index is based on this theoretically derived calculation. As a result, the behavior of the futures contracts may be different from futures contracts whose settlement price is based on a tradable asset.

Your ETNs Are Not Linked to the VIX Index and the Value of Your ETNs May Be Less Than It Would Have Been Had Your ETNs Been Linked to the VIX Index

The value of your ETNs will be linked to a leveraged participation in the performance of the Index, and your ability to benefit from any rise or fall in the level of the VIX Index is limited. The Index underlying your ETNs is based upon holding a rolling long position in futures on the VIX Index. These futures will not necessarily track the performance of the VIX Index. Your ETNs may not benefit from increases in the level of the VIX Index because such increases will not necessarily cause the level of VIX Index futures to increase. Accordingly, a hypothetical investment that was linked directly to the performance of the VIX Index could generate a higher return than your ETNs.

The VIX Index Is A Measure of Forward Volatility of the S&P 500® Index and Your ETNs Are Not Linked to the Options Used to Calculate the VIX Index, to the Actual Volatility of the S&P 500® Index or the Equity Securities Included in the S&P 500® Index, Nor Will the Return on Your ETN Be a Participation in the Actual Volatility of the S&P 500® Index

The VIX Index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index. The actual volatility of the S&P 500® Index may not conform to a level predicted by the VIX Index or to the prices of the put and call options included in the calculation of the VIX Index. The value of your ETNs is based on the value of the relevant futures on the VIX Index included in the Index underlying your ETNs. Your ETNs are not linked to the realized volatility of the S&P 500® Index and will not reflect the return you would realize if you owned, or held a short position in, the equity securities underlying the S&P 500® Index or if you traded the put and call options used to calculate the level of the VIX Index.

The Level of the VIX Index Has Historically Reverted to a Long-Term Mean Level, and If the Spot Level of the VIX Index Behaves Consistently With Past Trends, Your Returns on the ETNs Would Be Limited

In the past, the level of the VIX Index has typically reverted over the longer term to a historical mean, and its absolute level has been constrained within a band. If the spot level of the VIX Index behaves consistently with past trends, and the potential upside of your investment in your ETNs would correspondingly be limited as a result.

The Policies of the Index Sponsor and the CBOE and Changes That Affect the Composition and Valuation of the S&P 500® Index, the VIX Index or the Index Could Affect the Amount Payable on Your ETNs and Their Market Value

The policies of the index sponsor and the CBOE concerning the calculation of the level of the S&P 500® Index, the VIX Index and the Index, respectively, and any additions, deletions or substitutions of equity securities or options contracts and the manner in which changes affecting the equity securities, options contracts or futures contracts are reflected in the S&P 500® Index, the VIX Index or the Index, respectively, could affect the value of the Index and, therefore, the amount payable on your ETNs at maturity or upon redemption and the market value of your ETNs prior to maturity.

S&P can add, delete or substitute the equity securities underlying the S&P 500® Index or make other methodological changes that could change the level of the S&P 500® Index. S&P can also add, delete or substitute the futures contracts underlying the Index or make other methodological changes that could change the level of the Index. The changing of equity securities included in the S&P 500® Index may affect the S&P 500® Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Such a change may also affect the value of the put and call options used to calculate the level of the VIX Index. The changing of the futures contracts underlying the Index may affect the performance of the Index in similar ways. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the S&P 500® Index or the Index. Any of these actions could adversely affect the value of your ETNs. S&P has no obligation to consider your interests in calculating or revising the S&P 500® Index or the Index. See “The S&P 500® Index” and “The Index” below.

The CBOE can make methodological changes to the calculation of the VIX Index that could affect the value of futures contracts on the VIX Index and, consequently, the value of your ETNs. There can be no assurance that the CBOE will not change the VIX Index calculation methodology in a way which may affect the value of your ETNs. Additionally, the CBOE may alter, discontinue or suspend calculation or dissemination of the VIX Index and/or the exercise settlement value. Any of these actions could adversely affect the value of your ETNs. The CBOE has no obligation to consider your interests in calculating or revising the VIX Index or in calculating the exercise settlement value. See “The VIX Index” below.

If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of such Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Modifications to the Index—Market Disruption and Force Majeure Events Relating to the ETNs” and “—Role of Calculation Agent”.

The Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The Index is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). If these exchange-traded futures cease to exist, the Index may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in an Index, may be subject to certain risks not presented by U.S. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

The Index and VIX Index Futures Have Limited Historical Information

The Index underlying your ETNs was created in December 2008, and the index sponsor has published limited information about how the Index would have performed had it been calculated in the past. In addition, futures on the VIX Index have only traded freely since March 26, 2004, and not all futures of all relevant maturities have traded at all times since that date.

Because the Index and the VIX Index futures that underlie them are of recent origin and limited or no historical performance data exists with respect to them, your investment in the ETNs may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that the Index makes use of as the basis for an investment decision.

Historical Levels of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the ETNs

It is impossible to predict whether the Index will rise or fall. The actual performance of the Index over the term of the ETNs, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical levels of the Index, which in most cases have been highly volatile.

Hedging Activities (Including Unwinding of Hedges) by Barclays Bank PLC or Its Affiliates That Involve Trading or Other Transactions in the Equity Securities Underlying the S&P 500® Index or Instruments Linked to the Index, the VIX Index, the S&P 500® Index, or the Equity Securities Underlying the S&P 500® Index May Impair the Market Value of the ETNs, Could Trigger an Automatic Termination Event and, Upon the Occurrence of an Automatic Termination Event, Could Adversely Affect the Automatic Redemption Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing or selling equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Any of these hedging activities may adversely affect the market price of those instruments and, therefore, the level of the Index, the market value of the ETNs, the intraday indicative note value of the ETNs and/or, upon the occurrence of an automatic termination event, the automatic redemption value of the ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines. It is also possible that the hedging activities by us or one or more of our affiliates could cause the intraday indicative note value to become less than or equal to 33.33% of the principal amount per ETN, thereby triggering an automatic termination event. In addition, it is possible that, upon the occurrence of an automatic termination event, our hedging activities, the unwinding of our hedges, or any other trading activities may act to decrease the level of the Index between the occurrence of the automatic termination event and the calculation of the automatic redemption value after the close of business on the automatic termination date and could have an adverse effect on the automatic redemption value of the ETNs, including resulting in a payment to investors on the automatic redemption date that is less than the intraday indicative note value at the time of the automatic termination event.

With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time. See “—Our Business Activities May Create Conflicts of Interest” below for more details.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in the Equity Securities Underlying the S&P 500® Index or Instruments Linked to the Index, the VIX Index, the S&P 500® Index, or to the Equity Securities Underlying the S&P 500® Index (Other Than Hedging Activities) May Also Impair the Market Value of the ETNs, Could Trigger an Automatic Termination Event and, Upon the Occurrence of an Automatic Termination Event, Could Adversely Affect the Automatic Redemption Value of the ETNs

We or one or more of our affiliates may also engage in trading in equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) or the equity securities underlying the S&P 500® Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers. In particular with respect to VIX futures (which form the basis of the Index) and other derivative financial instruments linked to the VIX Index, as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers, we and/or one or more of our affiliates may represent a significant portion, or even a majority, of the reported traded volume of such instruments on any given index business day. Any of these activities could adversely affect the level of the Index, the market price of those instruments and, therefore, the market value of the ETNs and/or the intraday indicative note value, which could trigger the occurrence of an automatic termination event. In addition, we would expect to continue to engage in these activities from the occurrence of an automatic termination event to the close of business on the automatic termination date when the automatic redemption value is calculated, and accordingly such activities could have an adverse effect on the automatic redemption value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs and/or the intraday indicative note value of the ETNs, which could trigger the occurrence of an automatic termination event.

With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time. See “Our Business Activities May Create Conflicts of Interest” below for more details.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs.

As noted above, we and our affiliates expect to engage in trading activities related to equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index that are not for the account of holders of the ETNs or on their behalf. In particular with respect to VIX futures (which form the basis of the Index) and other derivative financial instruments linked to the VIX Index, as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers, we and/or one or more of our affiliates may represent a significant portion, or even a majority, of the reported traded volume of such instruments on any given index business day. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in hedging or loss reduction transactions, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the Index, the VIX Index, the S&P 500® Index or any financial instrument linked thereto, could be adverse to the interests of the holders of the ETNs and could trigger the occurrence of an automatic termination event.

Moreover, we and our affiliates may have published and in the future may publish research reports with respect to equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of this investment.

Any of these activities by us or our affiliates may affect the market price of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index and, therefore, the market value of the ETNs. It is also possible that trading activities by us and/or one or more of our affiliates could cause the intraday indicative note value to become less than or equal to 33.33% of the principal amount per ETN, thereby triggering an automatic termination event. It is also possible that, upon the occurrence of an automatic termination event, our trading activities or the unwinding of our hedges may act to increase the level of the Index between the occurrence of the automatic termination event and the calculation of the automatic redemption value after the close of business on the automatic termination date, resulting in a payment to investors on the automatic redemption date that is less than the intraday indicative note value at the time of the automatic termination event.

With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Barclays Bank PLC and Its Affiliates Have No Affiliation with S&P and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time

Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., is the sponsor of the Index. We and our affiliates are not affiliated with S&P in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding S&P’s methods or policies relating to the calculation of the Index in its capacity as the sponsor of the Index. S&P is not under any obligation to continue to calculate the Index or required to calculate any successor index. If S&P discontinues or suspends the calculation of the Index, it may become difficult to determine the value of the ETNs or the amount payable at maturity or upon redemption. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity or upon redemption will be determined by the calculation agent in its sole discretion. See “Reference Assets—Indices—Adjustments Relating to ETNs with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement. Substantially all disclosure in this pricing supplement regarding the Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the ETNs, should make your own investigation into the Index and S&P. S&P has no obligation to consider your interests as a holder of the ETNs.

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to holder redemptions of the ETNs. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, holder redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on a redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. Additionally, if an automatic termination event occurs after we receive your notice of redemption but prior to the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and we will automatically redeem your ETNs on the automatic redemption date at an amount equal to the automatic redemption value. See “Specific Terms of the ETNs—Holder Redemption Procedures” in this pricing supplement for more information.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date or Immediately Following an Automatic Termination Event, the Calculation Agent Can Postpone the Determination of, As Applicable, the Closing Indicative Note Value, the Automatic Redemption Value or the Maturity Date or a Redemption Date

The determination of the value of a ETN on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date. In no event, however, will a valuation date be postponed by more than five trading days. As a result, the maturity date or a redemption date (in the case of either holder redemption or issuer redemption) for the ETNs could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day. See “Modifications to the Index—Market Disruption and Force Majeure Events Relating to the ETNs” in this pricing supplement.

Similarly, if the calculation agent is prevented from determining the automatic redemption value because a market disruption event occurs or is continuing following the occurrence of an automatic termination event, the calculation agent may determine the automatic redemption value when the market disruption event has ceased to occur. However, if such market disruption event is continuing on the fifth trading day after the automatic termination date, the calculation agent may make a good faith estimate in its sole discretion of the value of the Index and will determine the automatic redemption value prior to or at the close of trading on the fifth trading day. Notwithstanding the occurrence of a market disruption event, the automatic redemption value (a) shall not be greater than 33.33% of the principal amount per ETN, or $10.00 for each ETN, and (b) shall not be less than $0 per ETN. See also “If Your ETNs Are Automatically Redeemed Following the Occurrence of an Automatic Termination Event, You Will Not Benefit From Any Subsequent Increase in the Level of the Index”.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your ETNs in the secondary market. We expect that generally the value of the index components and Index will affect the market value of the ETNs more than any other factor. Several other factors, many of which are beyond our control, will influence the market value of the ETNs. Factors that may influence the market value of the ETNs include:

•

prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500® Index and the S&P 500® Index, and prevailing market prices of options on the S&P 500® Index, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the VIX Index;

•	supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the ETNs;

•	interest rates;

•

economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of the Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index, the VIX Index or the relevant futures contracts on the VIX Index;

•	the perceived creditworthiness of Barclays Bank PLC;

•	supply and demand in the listed and over-the-counter equity derivative markets; or

•	supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

You Will Not Benefit from Any Increase in the Level of the Index if Such Increase Is Not Reflected in the Level of the Index on the Applicable Valuation Date

If the Index does not increase by an amount sufficient to offset the effect of the daily financing charge and the daily investor fee (and, in the case of holder redemption, a redemption charge) between the initial valuation date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your ETNs at maturity or upon holder redemption. This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to provide the ETNs with a valuation equal to or greater than the principal amount of your ETNs.

If Your ETNs Are Automatically Redeemed Following the Occurrence of an Automatic Termination Event, You Will Not Benefit From Any Subsequent Increase in the Level of the Index

If, on any valuation date, the intraday indicative note value of the ETNs becomes less than or equal to $10.00 per ETN or 33.33% of the principal amount of the ETNs, an automatic termination event will be deemed to have occurred and your ETNs will be automatically redeemed. Following the occurrence of an automatic termination event, you will not benefit from any subsequent increase in the level of the Index that occurs after the close of business on the automatic termination date even if such increase occurs prior to the automatic redemption date. Instead, you will receive a payment on the automatic redemption date equal to the automatic redemption value, which will neither be greater than 33.33% of the principal amount per ETN, or $10.00 for each ETN, nor less than $0 per ETN. In addition, if a market disruption event occurs and the calculation agent makes a good faith estimate of the automatic redemption value, in the manner described in “If a Market Disruption Event Has Occurred or Exists on a Valuation Date or Immediately Following an Automatic Termination Event, the Calculation Agent Can Postpone the Determination of, As Applicable, the Closing Indicative Note Value, the Automatic Redemption Value or the Maturity Date or a Redemption Date”, your payment on the automatic redemption date will not be greater than 33.33% of the principal amount per ETN, or $10.00 for each ETN, even if the intraday indicative note value of the ETNs exceeds $10.00 per ETN, even substantially so, following the resolution of the relevant market disruption event.

Changes in Our Credit Ratings May Affect the Market Value of Your ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs. However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Futures Contracts Included in the Index

You will not receive any periodic interest payments on your ETNs. As an owner of the ETNs, you will not have rights that investors in the index components included in the Index may have. Your ETNs will be paid in cash, and you will have no right to receive delivery of any equity securities comprising the S&P 500® Index, of any dividends or distributions relating to such securities, of payment or delivery of amounts in respect of the options used to calculate the level of the VIX Index or of payment or delivery amounts in respect of the futures contracts included in the Index underlying your ETNs.

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the Internal Revenue Service could assert that the ETNs should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the ETNs could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until early redemption or maturity. The outcome of this process is uncertain. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the underlying assets that comprise the Index. In such a case, it is possible that Section 1256 of the Internal Revenue Code could apply to your ETNs, meaning that gain or loss recognized with respect to the regulated futures contracts represented in the Index could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs. You would also be required to mark any regulated futures contracts in the Index to market at the end of each taxable year (i.e., recognize gain or loss as if the relevant portion of your ETNs had been sold for fair market value). Under this alternative treatment, you could also be required to (i) currently recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the Index rebalances or each time a futures contract tracked by the Index rolls and (ii) accrue ordinary interest income in respect of the notional interest component of your ETNs on a current basis. Moreover, under this alternative treatment, the amount you realize upon the sale, redemption or maturity of your ETNs would not be reduced by the notional interest that you would be deemed to pay on the ETNs. Although you may be entitled to deduct some or all of such notional interest as investment interest under this characterization of the ETNs, the deductibility of investment interest is subject to limitations.

Even if you are not treated as owning the underlying components of the your ETNs, it is possible that you would be required to (i) currently recognize gain or loss, at least a portion of which could be short-term capital gain or loss, each time the Index rebalances or each time a contract that is tracked by the Index rolls and (ii) accrue ordinary interest income in respect of the notional interest component of your ETNs on a current basis.

For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Material U.S. Federal Income Tax Considerations” below. You should consult your tax advisor as to the possible alternative treatments in respect of the ETNs.

THE INDEX

We have derived the following description of the Index from the S&P U.S. Index Committee Rules, which govern the management and calculation of the Index and are published by the index sponsor. We have also derived certain information about the Index, the S&P 500® Index and the VIX Index from public sources without independent verification.

The Index seeks to provide investors with exposure to one or more maturities of futures contracts on the VIX Index, which reflects forward implied volatility of the S&P 500® Index at various points along the volatility forward curve. The VIX Index is calculated based on the prices of put and call options on the S&P 500® Index. The Index is intended to reflect the returns that are potentially available through an unleveraged investment in four-, five-, six- and seven-month futures contracts on the VIX Index plus the rate of interest that could be earned on reinvestment into the Index of the return on the notional value of the Index based on the 3-month U.S. Treasury rate. The total return feature of the Index is based upon interest accrual and reinvestment into the return of the notional value of the relevant Index based on the 3-month U.S. Treasury rate.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus supplement and prospectus.

Publication of Index Values

The level of the Index is calculated in accordance with the method described in “—Composition of the Index” below. The value of the Index at the close of trading on each index business day will be published by Bloomberg L.P. or a successor under the ticker symbol “SPVXMTR”.

The S&P 500® Index

The index sponsor publishes the S&P 500® Index. The S&P 500® Index is intended to provide a broad performance benchmark for the U.S. equity markets. The daily calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange.

The index sponsor chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. The index sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by the index sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the market value and trading activity of the common stock of that company.

The VIX Index

We have derived substantially all information contained in this pricing supplement regarding the VIX Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the CBOE. We make no representation or warranty as to the accuracy or completeness of such information. The VIX Index was developed by the CBOE and is calculated, maintained and published by the CBOE. The CBOE has no obligation to continue to publish, and may discontinue the publication of, the VIX Index. The VIX Index is reported by Bloomberg L.P. under the ticker symbol “VIX.”

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and calculated based on the prices of certain put and call options on the S&P 500® Index. The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500® Index. During periods of market instability, the implied level of volatility of the S&P 500® Index typically increases and, consequently, the prices of options linked to the S&P 500® Index typically increase (assuming all other relevant factors remain constant or have negligible changes). This, in turn, causes the level of the VIX Index to increase. Because the VIX Index may increase in times of uncertainty, the VIX Index is known as the “fear gauge” of the broad U.S. equities market. The VIX Index has historically had negative correlations to the S&P 500® Index.

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500® Index (“SPX Options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility. The VIX Index is calculated independent of any particular option pricing model and in doing so seeks to eliminate any biases which may otherwise be included in using options pricing methodology based on certain assumptions.

Although the VIX Index measures the 30-day forward volatility of the S&P 500® Index as implied by the SPX Options, 30-day options are only available once a month. To arrive at the VIX Index level, a broad range of out-of-the money SPX Options expiring on the two closest nearby months (“near term options” and “next term options,” respectively) are selected in order to bracket a 30-day calendar period. SPX Options having a maturity of less than eight days are excluded at the outset and, when the near term options have eight days or less left to expiration, the VIX Index rolls to the second and third contract months in order to minimize pricing anomalies that occur close to expiration. The model-free implied volatility using prices of the near term options and next term options are then calculated on a strike price weighted average basis in order to arrive at a single average implied volatility value for each month. The results of each of the two months are then interpolated to arrive at a single value with a constant maturity of 30 days to expiration.

Futures on the VIX Index were first launched for trading by the CBOE in 2004. VIX Index futures have expirations ranging from the front month consecutively out to the tenth month. Futures on the VIX Index provide investors the ability to invest in forward market volatility based on their view of the future direction or movement of the VIX Index. Investors that believe the implied volatility of the S&P 500® Index will increase may buy VIX futures, expecting that the level of the VIX Index will increase. Conversely, investors that believe that the implied volatility of the S&P 500® Index will decline may sell VIX futures, expecting that the level of the VIX Index will fall.

VIX Index futures are reported by Bloomberg L.P. under the ticker symbol “VX.”

Futures Markets

The Index is composed of futures contracts on the VIX Index. Futures contracts on the VIX Index are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. Because the VIX Index is not a tangible item that can be purchased and sold directly, a futures contract on the VIX Index provides for the payment and receipt of cash based on the level of the VIX Index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November VIX Index futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

Composition of the Index

The Index is composed of futures contracts on the VIX Index with a daily rolling long position in contracts of specified maturities and are intended to reflect the returns that are potentially available through (1) an unleveraged investment in those contracts plus (2) the rate of interest that could be earned on the return on the notional value of the Index at the specified Treasury Bills rate, which is then reinvested in the Index.

The Index rolls its exposure to the underlying VIX futures on a daily basis. One of the effects of daily rolling is to maintain a constant weighted average maturity for the underlying futures contracts. The Index is composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the underlying index. As described in more detail below, the Index operates by selling futures contracts on the VIX Index on a daily basis, specifying cash settlement on a nearby date and purchasing futures contracts on the VIX Index on a daily basis specifying cash settlement on a later date. The roll for each contract occurs on each index business day according to a pre-determined schedule that has the effect of keeping constant the weighted average maturity of the relevant futures contracts. This process is known as “rolling” a futures position. The Index targets a constant weighted average maturity for the VIX futures underlying the Index of five months

Calculation of the Index

The Index models returns from a long VIX futures position that is rolled continuously throughout the period between futures expiration dates. The Index incorporates interest accrual on the return of the notional value of the Indices and reinvestment of returns and interest into the Indices. Interest accrues based on the three-month US Treasury rate. The Index measures the return from a rolling long position in the fourth, fifth, sixth and seventh month VIX futures contracts. This Index rolls continuously throughout each month from the fourth month contract into the seventh month contract while maintaining positions in the fifth month and sixth month contracts. The ETNs are linked to the total return version of the Index, which includes interest accrual on the return on the notional value of the relevant Index based on the three-month US Treasury rate and reinvestment into the Index as shown in more detail below.

On any index business day, t, the Index is calculated as follows:

IndexTRt = IndexTRt-1 * (1+ CDRt + TBRt)

where:

IndexTRt-1 = The Index on the preceding business day, defined as any date on which the Index is calculated.

CDRt = Contract Daily Return, as determined by the following formula:

where:

t-1 = the preceding business day.

TWDOt is the Total Dollar Weight Obtained on t, as determined by the following formula:

TWDIt-1 is the Total Dollar Weight Obtained on t-1, as determined by the following formula:

where:

CRWi,t = Contract Roll Weight of the ith VIX futures contract on date t.

DCRPi,t = Daily Contract Reference Price of the ith VIX futures contract on date t.

TBRt = Treasury Bill Return, as determined by the following formula:

where:

Deltat = the number of calendar days between the current and previous business days.

TBARt-1 = the most recent weekly high discount rate for 91-day US Treasury bills effective on the preceding business day. Generally the rates are announced by the US Treasury on each Monday. On any Monday that is not an index business day, the rates in effect as of the immediately preceding Friday will apply. The Bloomberg ticker is USB3MTA.

Contract Rebalancing

The roll period starts on the Tuesday prior to the monthly CBOE VIX Futures Settlement Date (the Wednesday falling 30 calendar days before the S&P 500 option expiration for the following month), and runs through the Tuesday prior to the subsequent month’s CBOE VIX Futures Settlement Date. Thus, the Index is rolling on a continual basis. On the business date after the current roll period ends the following roll period will begin. In calculating the return of the Index, the Contract Roll Weights (CRWi,t) of each of the contracts in the Index, on a given day, t, are determined as follows:

where:

dt =	The total number of business days in the current roll period beginning with and including, the starting CBOE VIX Futures Settlement Date and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days stays constant in cases of a new holiday introduced intra-month or an unscheduled market closure.

dr =	The total number of business days within a roll period beginning with, and including the following business day and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days includes a new holiday introduced intra-month up to the business day preceding such a holiday.

At the close on the Tuesday, corresponding to the start of the Roll Period, an equal weight is allocated to the fourth, fifth and sixth month contracts. Then on each subsequent business day a fraction of the fourth month VIX futures holding is sold and an equal notional amount of the seventh month VIX futures is bought. The fraction, or quantity, is proportional to the number of fourth month VIX futures contracts as of the previous index roll day, and inversely proportional to the length of the current Roll Period. In this way the initial position in the fourth month contract is progressively moved to the seventh month contract over the course of the month, until the following Roll Period starts, when the old fifth month VIX futures contract becomes the new fourth month VIX futures contract.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the Index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

Base Date

The base date of the Index is December 20, 2005 at a base value of 100,000.

Historical Assumptions

Prior to April 2008, not all consecutive first to seventh month VIX futures were listed. For the purpose of historical Index calculations, the following assumptions have been made in interpolating VIX futures prices from near-by listed contracts.

When ith future was not listed, but ith +1 and ith -1 futures were listed, the following interpolation has been assumed:

When ith and ith +1 futures were not listed, but ith +2 and ith -1 futures were listed, the following interpolation has been assumed:

When ith, ith +1 and ith +2 futures were not listed, the following interpolation has been assumed:

where:

Ti = Expiration of the ith VIX futures contract

BDays = Number of business days between VIX futures expiration days

Index Governance

The S&P 500 VIX Futures Index Committee maintains the Index. The Index Committee meets regularly. At each meeting, the Index Committee reviews any significant market events. In addition, the Index Committee may revise Index policy for timing of rebalancings or other matters.

The index sponsor considers information about changes to its indices and related matters to be potentially market moving and material.

Therefore, all Index Committee discussions are confidential.

Historical Performance of the Index

The following graph illustrates the performance of the Index since December 20, 2005. Data from that date to the index commencement date represents hypothetical values as if the Index had been established on December 20, 2005 and calculated according to the methodology described above since that date. Data for dates from and including the index commencement date represent the actual values of the Index as calculated on such dates.

The historical performance of the Index shown below should not be taken as an indication of future performance, and no assurance can be given that the value of the Index will decrease sufficiently to cause holders of the relevant ETNs to receive a payment at maturity or upon redemption equal to or in excess of the principal amount of such ETNs (after taking into account the effect of the daily financing charge and the daily investor fee).

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

License Agreement

We have entered into an agreement with S&P, the index sponsor that provides us and our affiliates with a non-transferable, limited, non-exclusive and worldwide license, for a fee, with the right to use the Index in connection with certain securities.

Modifications to the Index

The index sponsor may revise Index policy for timing of rebalancings or other matters as described above under “The Index—Index Governance”. The effect of any such changes is described below under “Specific Terms of the ETNs—Discontinuance or Modification of an Index”. The index sponsor or the calculation agent may also make determinations relating to market disruption and force majeure events as described below.

Market Disruption and Force Majeure Events Relating to the Index

If the index sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the index sponsor will calculate the value of each Index based on the most recent prior closing futures prices published by the CBOE and the roll of the Index for that day will be carried to the next CBOE business day as described above under “Composition of the Index—Contract Rebalancing”. If an exchange fails to open due to unforeseen circumstances, the index sponsor may determine not to publish the Index for that day.

If an exchange introduces a holiday during the month of an Index calculation, the Index will not be published on that holiday and the roll for that day will be carried to the next CBOE business day as described above under “Composition of the Index—Contract Rebalancing”.

Market Disruption and Force Majeure Events Relating to the ETNs

If the Index is not published on an index business day, or if a market disruption event or a force majeure event (each as defined below) has occurred or is occurring, and such event affects the Index, any futures contract underlying the Index and/or the ability to hedge the Index, the calculation agent may (but is not required to) make determinations and/or adjustments to the affected Index or method of calculating the affected Index. The determination of the value of an ETN on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption or force majeure event has occurred or is continuing on such valuation date. In no event, however, will a valuation date for the ETNs be postponed by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day. All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

If the calculation agent is prevented from determining the automatic redemption value because a market disruption event occurs or is continuing following the occurrence of an automatic termination event, the calculation agent may determine the automatic redemption value when the market disruption event has ceased to occur. However, if such market disruption event is continuing on the fifth trading day after the automatic termination date, the calculation agent may make a good faith estimate in its sole discretion of the value of the Index and will determine the automatic redemption value prior to the close of trading on the fifth trading day. Notwithstanding the occurrence of a market disruption event, the automatic redemption value (a) shall not be greater than 33.33% of the principal amount per ETN, or $10.00 for each ETN, and (b) shall not be less than $0 per ETN. See also “If Your ETNs Are Automatically Redeemed Following the Occurrence of an Automatic Termination Event, You Will Not Benefit From Any Subsequent Decrease in the Level of the Index”.

The occurrence or existence of any of the following, as determined by the calculation agent in its sole discretion, will constitute a market disruption event:

•	the index sponsor does not publish the level of the Index on any index business day, or the Index is otherwise not available;

•

a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the S&P 500® Index on the relevant exchanges (as defined below) for such securities for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange for the S&P 500® Index as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the S&P 500® Index are materially inaccurate (i) during the one hour preceding the close of the principal trading session on such relevant exchange or (ii) during any one hour period of trading on such relevant exchange on any day that is an “index roll date” for purpose of calculating the VIX Index or the relevant successor index;

•

a suspension, absence or material limitation of trading on any relevant exchange for the VIX Index (or any relevant successor index) for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange;

•

a breakdown or failure in the price and trade reporting systems of the relevant exchange for the VIX Index (or the relevant successor index) as a result of which the reported trading prices for SPX Options or futures on the VIX Index (or futures on the relevant successor index) during the one hour period preceding, and including, the scheduled time at which the value of SPX Options is calculated for purposes of the VIX Index (or the relevant successor index) are materially inaccurate;

•	a decision to permanently discontinue trading in SPX Options or futures on the VIX Index (or futures on the relevant successor index);

•	on any index business day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any futures contract underlying the Index;

•

any event or any condition (including without limitation any event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by an applicable governmental authority) that results in an illiquid market for trading in any futures contract underlying the Index; and

•	the declaration or continuance of a general moratorium in respect of banking activities in any relevant city.

A force majeure event includes any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that the calculation agent determines to be beyond the calculation agent’s reasonable control and to materially affect the Index, any futures contract underlying the Index, or the calculation of the VIX Index.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange for the S&P 500® Index or the VIX Index (or the relevant successor index);

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the index sponsor) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•

a suspension of trading in an SPX Option or a futures contract on the VIX Index (or futures contract on the relevant successor index) by the relevant exchange for the VIX Index (or the relevant successor index) by reason of:

•	a price change exceeding limits set by such relevant exchange,

•	an imbalance of orders relating to such options, or

•	a disparity in bid and ask quotes relating to such options

will, in each such case, constitute a suspension, absence or material limitation of trading on such relevant exchange; and

•	a “suspension, absence or material limitation of trading” on any relevant exchange will not include any time when such relevant exchange is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to the S&P 500® Index, the primary exchange or market of trading for any equity security (or any combination thereof) then included in the S&P 500® Index or, with respect to the VIX Index or any relevant successor index, the primary exchange or market for SPX Options or futures on the VIX Index (or futures on the relevant successor index).

An “index business day” is a day on which (1) it is a business day in New York City, and (2) trading is generally conducted on the CBOE.

Disclaimer

The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of either Index to track market performance. S&P’s and CBOE’s only relationship to Barclays is the licensing of certain trademarks and trade names of S&P, CBOE and the Index which are determined, composed and calculated by S&P without regard to Barclays or the ETNs. S&P has no obligation to take the needs of Barclays or the owners of the ETNs into consideration in determining, composing or calculating the Index. S&P and CBOE are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the ETNs to be issued or in the determination or calculation of the equation by which the ETNs is to be converted into cash. S&P and CBOE have no obligation or liability in connection with the administration, marketing or trading of the ETNs.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P AND CBOE MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500™” and “S&P 500 VIX Mid-Term Futures™” are trademarks of S&P and have been licensed for use by Barclays. “VIX” is a registered trademark of the CBOE and has been licensed for use by S&P.

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the Index level (or failure to publish such value) and any use to which any person may put the Index or their respective levels. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the Index level, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

VALUATION OF THE ETNs

The market value of the ETNs will be affected by several factors, many of which are beyond our control. Factors that may influence the market value of the ETNs include, but are not limited to, prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500® Index and the S&P 500® Index, and prevailing market prices of options on the S&P 500® Index, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index or any other financial instruments related to the S&P 500® Index and the VIX Index; supply and demand for the ETNs including inventory positions with Barclays Capital Inc. or any market maker; interest rates; economic, financial, political, regulatory, geographical or judicial events that affect the level of the underlying Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index, the VIX Index or the relevant futures contracts on the VIX Index; the perceived creditworthiness of Barclays Bank PLC; supply and demand in the listed and over-the-counter equity derivative markets; or supply and demand as well as hedging activities in the equity-linked structured product markets. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Note Value

An “intraday indicative note value” meant to approximate the intrinsic economic value of the ETNs will be calculated and published every 15 seconds during each trading day by NYSE Arca or a successor via the facilities of the Consolidated Tape Association under the ticker symbol “VZZB.IV”. In connection with the ETNs, we use the term “intraday indicative note value” to refer to the value, per ETN, on any trading day until maturity or redemption of the ETNs as determined based on the following equation:

Intraday Indicative Note Value = Intraday Long Index Amount – Financing Level on the immediately preceding calendar day; provided that if such calculation results in a negative value, the Intraday Indicative Note Value will be $0;

where:

Intraday Long Index Amount = The intraday long index amount of the ETNs as described in this pricing supplement.

Financing Level = The financing level of the ETNs as described in this pricing supplement.

The intraday indicative note value, as calculated by the calculation agent, will be used to determine whether an automatic termination event has occurred as described in “Specific Terms of the ETNs—Payment Upon the Occurrence of an Automatic Termination Event”. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Furthermore, as the intraday indicative note value is calculated using the financing level as of the close of the immediately preceding calendar day, the intraday indicative note value published at any time during a given trading day will not reflect the applicable daily financing charge or daily investor fee that may have accrued over the course of such trading day. Published Index levels from S&P may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the intraday indicative note value for the ETNs. The actual trading price of the ETNs may be different from their intraday indicative note value.

As discussed in “Specific Terms of the ETNs—Payment Upon Holder Redemption and Upon Issuer Redemption”, you may, subject to certain restrictions, choose to redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs on a particular redemption date, you will receive a cash payment on such date in an amount equal to the closing indicative note value on the applicable valuation date. You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. The holder redemption feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a discount to their closing indicative note value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Participation

Your ETNs are designed to target a multiple of two times the performance of the Index over the term of the ETNs, less accrued financing charges and accrued investor fees. This target is achieved by linking the payment upon maturity or redemption for each ETN to the value of an initially twice leveraged notional position in the Index. However, as the exposure of each ETN to the Index will not be reset during the term of the ETNs, there is likely to be a fluctuating ratio of (1) the then-current value of the notional exposure per ETN to the performance of the Index relative to (2) the then-current intraday indicative note value per ETN. Therefore, the “daily” or “intraday” return on your ETNs will reflect a variable multiple of the daily or intraday return on the performance of the Index that is equal to the ratio of the value of notional exposure to the Index relative to the intraday indicative note value. See “Risk Factors—The Ratio Between the Value of Your ETNs and the Notional Exposure to the Underlying Index of Each ETN Will Fluctuate During the Term of Your ETNs” in this pricing supplement for more information.

The “participation” of the ETNs, which is intended to approximate the ratio of (1) the value of the notional exposure per ETN to the performance of the underlying Index relative to (2) the value of each ETN, will be calculated and published as soon as reasonably practicable at the end of each valuation date by NYSE Arca or a successor under the ticker symbol “VZZB.PTNV” during the term of your ETNs. The “participation” will be calculated according to the following equation:

Participation = Intraday Long Index Amount / Intraday Indicative Note Value.

By calculating the participation in this manner, participation also serves to approximate the variable multiple of returns in the Index performance that will be reflected in the value of the ETNs on any given day.

The following are two hypothetical examples of participation calculations:

Example 1: Assuming an intraday index performance factor of 1.10 and a financing level of $31.50:

Intraday Long Index Amount: 2 × $30.00 × 1.10 = $66.00

Intraday Indicative Note Value: $66.00 - $31.50 = $34.50

Therefore, the participation equals 1.91, which is $66.00 / $34.50.

Example 2: Assuming an intraday index performance factor of 0.90 and a financing level of $31.50:

Intraday Long Index Amount: 2 × $30.00 × 0.90 = $54.00

Intraday Indicative Note Value: $54.00 - $31.50 = $22.50

Therefore, the participation equals 2.4, which is $54.00 / $22.50.

The participation value will be published solely for informational purposes. It is not intended to serve as a basis for determining a price or quotation for your ETNs, or as a basis for an offer or solicitation for the purchase, sale, redemption or termination of your ETNs.

NYSE Arca Calculations

NYSE Arca is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The closing indicative note value, the intraday indicative note value and other information furnished in connection with the ETNs will be derived from sources deemed reliable, but NYSE Arca and its suppliers do not guarantee the correctness or completeness of the closing indicative note value, the intraday indicative note value or other information furnished in connection with the ETNs. NYSE ARCA MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, BARCLAYS BANK PLC’S CUSTOMERS, HOLDERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE CLOSING INDICATIVE NOTE VALUE, THE INTRADAY INDICATIVE NOTE VALUE OR ANY DATA INCLUDED THEREIN. NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE CLOSING INDICATIVE NOTE VALUE, THE INTRADAY INDICATIVE NOTE VALUE OR ANY DATA INCLUDED THEREIN.

NYSE Arca and its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of either NYSE Arca or its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the closing indicative note value, the intraday indicative note value or any data included therein, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. NYSE Arca shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the closing indicative note value, the intraday indicative note value or any data included therein, from whatever cause. NYSE Arca is not responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

SPECIFIC TERMS OF THE ETNs

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York Mellon, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception and Issuance

The ETNs were first sold on July 8, 2011, which we refer to as the “inception date”, and were first issued on July 13, 2011.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $30.

Payment at Maturity

If you or we have not previously redeemed your ETNs and an automatic termination event has not occurred, you will receive a cash payment per ETN at maturity in U.S. dollars in an amount equal to the closing indicative note value on the final valuation date.

The “closing indicative note value” for each ETN will equal $30 on the initial valuation date. On any subsequent calendar day until maturity or redemption of the ETNs, the closing indicative note value for each ETN will equal (a) the long index amount on such calendar day minus (b) the financing level on such calendar day; provided that if such calculation results in a negative value, the closing indicative note value will be $0. The closing indicative note value will be published by NYSE Arca on each valuation date under the ticker symbol “VZZB.RDNV”.

The “long index amount” for each ETN will equal $60, or two times the principal amount per ETN, on the initial valuation date. On any subsequent calendar day until maturity or redemption of the ETNs, the long index amount for each ETN will equal the product of (a) the long index amount on the initial valuation date times (b) the index performance factor on such calendar day. The long index amount will be published by NYSE Arca on each valuation date under the ticker symbol “VZZB.IXNV”.

The “index performance factor” on the initial valuation date will equal 1. On any subsequent calendar day until maturity or redemption of the ETNs, the index performance factor will equal (a) the closing level of the Index on such calendar day (or, if such calendar day is not an index business day, the closing level of the Index on the immediately preceding index business day) divided by (b) the closing level of the Index on the initial valuation date.

The “financing level” for each ETN will equal $30 on the initial valuation date. On any subsequent calendar day until maturity or redemption of the ETNs, the financing level for each ETN will equal the sum of (a) the financing level on the immediately preceding calendar day plus (b) the daily financing charge plus (c) the daily investor fee. The financing level will be published by NYSE Arca on each valuation date under the ticker symbol “VZZB.FLNV”.

The “daily financing charge” for each ETN will equal $0 on the initial valuation date. On any subsequent calendar day until maturity or redemption of the ETNs, the daily financing charge for each ETN will equal the product of (a) the financing level on the immediately preceding calendar day times (b) the financing rate divided by (c) 360. Because the daily investor fee accrues as part of the financing level and the daily financing charge is calculated on the basis of the financing level, a portion of the daily financing charge will reflect the incremental increase of the financing level attributable to the accrued daily investor fee.

The “financing rate” will equal the sum of (a) 0.89% plus (b) the most recent 3-month London InterBank Offered Rate (LIBOR) fixing for U.S. dollars effective on the immediately preceding business day, as published by the British Bankers’ Association (the “3-month LIBOR rate”). The fixing is conducted each day at 11:00 a.m. (London time) and published on Bloomberg page “US0003M Index”.

The “daily investor fee” for each ETN will equal $0 on the initial valuation date. On any subsequent calendar day until maturity or redemption of the ETNs, the daily investor fee for each ETN will equal the product of (a) the closing indicative note value on the immediately preceding calendar day times (b) the fee rate divided by (c) 365. Because the daily investor fee is calculated as part of the financing level, through which it is subtracted from the closing indicative note value on a daily basis, the net effect of the daily investor fee accumulates over time and is subtracted at a rate per year equal to 0.89%. In addition, as described above, a portion of the daily financing charge will reflect the incremental increase of the financing level attributable to the accrued daily investor fee.

The “fee rate” for the ETNs is 0.89%.

The “intraday indicative note value” for each ETN on any trading day until maturity or redemption of the ETNs will equal (a) the intraday long index amount minus (b) the financing level on the immediately preceding calendar day; provided that if such calculation results in a negative value, the intraday indicative note value will be $0. The intraday indicative note value will be published by NYSE Arca every 15 seconds on each trading day under the ticker symbol “VZZB.IV”. As the intraday indicative note value is calculated using the financing level as of the close of business on the immediately preceding calendar day, the intraday indicative note value published at any time during a given trading day will not reflect the applicable daily financing charge or daily investor fee that may have accrued over the course of such trading day.

The “intraday long index amount” on any trading day will equal the product of (a) two times (b) the principal amount per ETN times (c) the intraday index performance factor.

The “intraday index performance factor” on any trading day will equal (a) the most recently published level of the Index divided by (b) the closing level of the Index on the initial valuation date.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

A “valuation date” means each trading day from July 8, 2011 to July 2, 2021, subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to July 8, 2011 as the “initial valuation date” and July 2, 2021 as the “final valuation date”.

A “trading day” with respect to the ETNs is a day on which (1) it is an index business day and (2) trading is generally conducted on the NYSE Arca, in each case as determined by the calculation agent in its sole discretion.

An “index business day” is a day on which (1) it is a business day in New York City and (2) trading is generally conducted on the CBOE.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described above), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Holder Redemption and Upon Issuer Redemption

Up to the valuation date immediately preceding the final valuation date and subject to certain restrictions, you may elect to redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 25,000 of the ETNs for redemption or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs on a redemption date, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative note value on the applicable valuation date minus the redemption charge. Notwithstanding the foregoing, if an automatic termination event, as described under “—Payment Upon the Occurrence of an Automatic Termination Event”, occurs between the time at which you deliver a notice of redemption to us and the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and your ETNs will be automatically redeemed on the automatic redemption date as described under “—Payment Upon the Occurrence of An Automatic Termination Event”.

Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. If we redeem the ETNs, you will receive a cash payment in U.S.

dollars per ETN in an amount equal to the closing indicative note value on the applicable valuation date. Notwithstanding the foregoing, if an automatic termination event, as described under “—Payment Upon the Occurrence of an Automatic Termination Event”, occurs between the time at which we have delivered the written notice of issuer redemption and the close of business on the applicable valuation date, the notice of issuer redemption will be deemed ineffective and your ETNs will be automatically redeemed on the automatic redemption date as described under “—Payment Upon the Occurrence of An Automatic Termination Event”.

In the event that payment upon early redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

A “redemption date” is:

•

in the case of holder redemption, the third business day following a valuation date (other than the final valuation date). The final redemption date of the ETNs will be the third business day following the valuation date that is immediately prior to the final valuation date; and

•

in the case of issuer redemption, the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

The “redemption charge” is a one-time charge imposed upon holder redemption and is equal to 0.05% times the closing indicative note value on the applicable valuation date. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be greater or less than such costs.

Holder Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable closing indicative note value minus the redemption charge facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

If you elect to redeem your ETNs on a redemption date that is later in time than the redemption date resulting from our subsequent election to exercise our issuer redemption right, your election to redeem your ETNs will be deemed to be ineffective, and your ETNs will instead be redeemed on the redemption date pursuant to such issuer redemption.

Issuer Redemption Procedures

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. In this scenario, the final valuation date will be deemed to be the fifth trading day prior to the redemption date (subject to postponement in the event of a market disruption event as described above in this pricing supplement), and the ETNs will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

Automatic Termination Event

Your ETNs (in whole only, but not in part) will be redeemed automatically if, on any valuation date prior to or on the final valuation date, the intraday indicative note value is less than or equal to 33.33% of the principal amount per ETN, or $10.00 for each ETN.

Payment Upon the Occurrence of An Automatic Termination Event

Upon the occurrence of an automatic termination event, we will automatically redeem your ETNs on the automatic redemption date and will deliver a notice of redemption to DTC in the form attached as Annex C specifying such date. Upon such redemption, you will receive a cash payment equal to the automatic redemption value for each ETN, which shall be specified in such notice. If a market disruption event occurs and is continuing following the occurrence of an automatic termination event and the calculation agent is prevented from determining the automatic redemption value, we will deliver a notice to DTC specifying the occurrence of an automatic termination event and will deliver a separate notice to DTC to specify the automatic redemption date and the relevant automatic redemption value following the resolution of the applicable market disruption event. For more information on the determination of the automatic redemption value in this scenario, see “Modifications to the Index—Market Disruption and Force Majeure Events Relating to the ETNs” above.

An “automatic termination date” is any valuation date on which an automatic termination event occurs.

An “automatic redemption date” will be the fifth business day following the automatic termination date; provided that if the calculation of the automatic redemption value is postponed as a result of a market disruption event, the automatic redemption date will be the fifth business day after the automatic redemption value is calculated.

The “automatic redemption value” will be equal to the closing indicative note value on the automatic termination date. The automatic redemption value shall not be greater than 33.33% of the principal amount per ETN, or $10.00 for each ETN, and shall not be less than $0 per ETN.

Default Amount on Acceleration

If an event of default occurs and the maturity of the ETNs is accelerated, we will pay the default amount in respect of the principal of the ETNs at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the ETNs on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the ETNs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the ETNs. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the ETNs in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the ETNs, which we describe below, the holders of the ETNs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the ETNs.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities with identical terms at any time. We may consolidate the additional ETNs to form a single class with the outstanding ETNs. If there is substantial demand for the ETNs, we may issue additional ETNs frequently.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the Index and any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing value of the Index is not available for any reason, on the date on which the value of the Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early redemption or redemption arising from an automatic termination event, market disruption events, valuation dates, business days, trading days, the closing indicative note value, the long index amount, the daily financing charge, the daily investor fee, the default amount, the maturity date, the amount payable in respect of your ETNs at maturity, upon early redemption and upon the occurrence of an automatic termination event and any other calculations or determinations to be made by the calculation agent, including calculating the intraday indicative note value for the ETNs and determining whether an automatic termination event has occurred, as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

The DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions involving purchases or sales of the equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index. In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions, adjust or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•

acquire or dispose of long or short positions in listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index, the S&P 500® Index or any equity securities underlying the S&P 500® Index;

•	acquire or dispose of long or short positions in equity securities underlying the S&P 500® Index; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs. In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to such ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to such ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date, including closing out such hedge positions on or before the close of business on an automatic termination date after the occurrence of an automatic termination event. That step may involve sales or purchases of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index.

The hedging activity discussed above may affect the level of the Index and, as a consequence, adversely affect the market value of the ETNs from time to time and the amount payable at maturity and may cause the intraday indicative note value of the ETNs to decline, which could trigger the occurrence of an automatic termination event. It is also possible that, upon the occurrence of an automatic termination event, such hedging activity, including closing out such hedge positions, may act to decrease the level of the Index between the occurrence of the automatic termination event and the calculation of the automatic redemption value, and accordingly, such activities could have an adverse effect on the automatic redemption value of the ETNs. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. The following section is the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC. It applies to you only if you are a U.S. holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns an ETN as a hedge or that is hedged against interest rate risks;

•	a person that owns an ETN as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the ETNs as a pre-paid executory contract with respect to the Index. Pursuant to the terms of the ETNs, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the ETNs for all U.S. federal income tax purposes in accordance with such characterization. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. Capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15% in cases where the holder has a holding period of greater than one year. Thereafter, capital gain of a noncorporate U.S. holder is generally taxed at preferential rates in cases where the holder has a holding period of greater than one year.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be possible and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, it would be possible to treat your ETNs, and the Internal Revenue Service might assert that your ETNs should be treated, as debt instruments subject to the special tax rules governing contingent debt instruments. If your ETNs are so treated, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss.

If your ETNs are treated as contingent debt instruments and you purchase your ETNs in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your ETNs, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus supplement but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your ETNs in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the underlying assets that comprise the Index. In such a case, it is possible that Section 1256 of the Internal Revenue Code could apply to your ETNs, meaning that gain or loss recognized with respect to the regulated futures contracts represented in the Index could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs. You would also be required to mark any regulated futures contracts in the Index to market at the end of each taxable year (i.e., recognize gain or loss as if the relevant portion of your ETNs had been sold for fair market value). Under this alternative treatment, you could also be required to (i) currently recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the Index rebalances or each time a futures contract tracked by the Index rolls and (ii) accrue ordinary interest income in respect of the notional interest component of your ETNs on a current basis. Moreover, under this alternative treatment, the amount you realize upon the sale, redemption or maturity of your ETNs would not be reduced by the notional interest that you would be deemed to pay on the ETNs. Although you may be entitled to deduct some or all of such notional interest as investment interest under this characterization of the ETNs, the deductibility of investment interest is subject to limitations.

Even if you are not treated as owning the underlying components of the your ETNs, it is possible that you would be required to (i) currently recognize gain or loss, at least a portion of which could be short-term capital gain or loss, each time the Index rebalances or each time a contract that is tracked by the Index rolls and (ii) accrue ordinary interest income in respect of the notional interest component of your ETNs on a current basis. In addition, it is possible that the Internal Revenue Service could assert that any gain or loss that you recognize upon redemption or maturity of your ETNs should be treated as ordinary gain or loss. In addition, it is possible that you could be required to recognize gain or loss at any time when the Index is modified, adjusted, discontinued or replaced with a successor index.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your ETNs should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your ETNs is determined, even though you will not receive any amounts from the issuer in respect of your ETNs prior to the redemption or maturity of your ETNs. In such case, you may be treated as having a holding period in respect of your ETNs that is less than one year even if you receive cash upon the redemption or maturity of your ETNs at a time that is more than one year after the beginning of your holding period.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your ETNs. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your ETNs as if you had sold a portion of your ETNs to pay the accrued fees.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of the ETNs. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ETNs should be required to accrue ordinary income on a current basis. The notice also states that the Internal Revenue Service and the Treasury Department are considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.

Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until maturity. The outcome of this process is uncertain. Except to the extent otherwise provided by law, Barclays Bank PLC intends to treat the ETNs for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and the Treasury Department determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

“Specified Foreign Financial Asset” Reporting

Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the ETNs), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.

Potential Application of the Wash Sale Rules.

If you currently own or you previously owned a position that is partially or wholly linked to the Index or the components of the Index and you acquire the Securities within the period beginning 30 days before disposing (including through an automatic redemption) of that position and ending 30 days after disposing (including through automatic redemption of that position), please consult your tax advisor regarding the potential application of the wash sale rules to any losses that you may realize in respect of that position.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we may sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers (including our affiliate Barclays Capital Inc.) may then resell such ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although none of them is obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

Barclays Bank PLC and Barclays Capital Inc. have retained the services of BlackRock Investments, LLC, a member of FINRA, to promote the ETNs and provide certain services relating to the ETNs. BlackRock Investments, LLC, may receive a portion of the investor fee in connection with these services. Underwriting compensation will not exceed a total of 8% of proceeds.

BlackRock Investments, LLC, is a wholly-owned subsidiary of BlackRock, Inc. (“BlackRock”). While Barclays Bank PLC has an ownership interest in BlackRock and representation on its board of directors, BlackRock is independent in ownership and governance, with no single majority stockholder and a majority of independent directors.

Conflict of Interest

Barclays Bank PLC owned 4.9% of BlackRock’s outstanding voting shares and 19.8% of the total capital stock of BlackRock outstanding immediately following the completion of the sale of the Barclays Global Investors business to BlackRock. As a result of this ownership interest by Barclays Bank PLC in BlackRock, BlackRock Investments, LLC, is deemed to have a conflict of interest within the meaning of NASD Rule 2720, as administered by FINRA, in relation to this offering of ETNs. Consequently, the offering of ETNs is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). Under its agreement with Barclays Bank PLC to provide certain promotional services in respect of the ETNs as described above, BlackRock Investments, LLC, may not act as a distributor of the ETNs or as an underwriter, broker or dealer in connection with the ETNs (except in trades in the secondary market in the ordinary course of business not related to the services provided to Barclays Bank PLC as described above), and accordingly BlackRock Investments, LLC, is not selling the ETNs in this offering to any party or account, including to any discretionary account. For more information regarding the conflict of interest of Barclays Capital Inc. in relation to this offering, see “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement.

ANNEX A

NOTICE OF REDEMPTION

To: ipathredemptions@barclays.com

Subject: iPath® Long Enhanced S&P500 VIX Mid-Term FuturesTM ETN (II), Notice of Redemption, CUSIP No. 06741K106

[BODY OF EMAIL]

Name of holder: [                    ]

Number of ETNs to be redeemed: [                    ]

Applicable Valuation Date: [            ], 20[    ]

Contact Name: [                    ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s $90,000,000 Global Medium-Term Notes, Series A, iPath® Long Enhanced S&P500 VIX Mid-Term FuturesTM ETN (II) (the “ETNs”) due July 12, 2021, CUSIP No. 06741K106, redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of                     , with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the ETNs (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative note value on the applicable valuation date, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

ANNEX C

REDEMPTION NOTICE FOR AUTOMATIC TERMINATION EVENT

To: The Depository Trust Company (DTC)

Subject: iPath® Long Enhanced S&P500 VIX Mid-Term FuturesTM ETN (II), Redemption Notice for Automatic Termination Event

Barclays Bank PLC hereby notifies DTC of the redemption of its iPath® Long Enhanced S&P500 VIX Mid-Term FuturesTM ETN (II) (CUSIP No. 06741K106) (the “ETNs”) as a result of the occurrence of an automatic termination event. The ETNs will be redeemed (in whole but not in part) on [—], 20[—] (i.e., five business days after the automatic termination date), and the payment upon redemption will be $[—] per ETN (i.e., the automatic redemption value). All terms not defined in this notice shall have the meaning ascribed thereto in the prospectus relating to the ETNs.

BARCLAYS BANK PLC

Name:
Title:

cc: The Bank of New York Mellon (as trustee)

C-1

BARCLAYS BANK PLC

$90,000,000

iPath® Long Enhanced S&P500 VIX Mid-Term FuturesTM ETN (II)

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

May 10, 2012

(to Prospectus dated August 31, 2010 and

Prospectus Supplement dated May 27, 2011)

Patent pending

iP-P-0138-05012